UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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KINETIC CONCEPTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

www.kci1.com

To our Shareholders:

I am pleased to invite you to attend the 2010 annual meeting of shareholders of Kinetic Concepts, Inc., to be held on May 27, 2010 at 8:30 a.m. CDT at the Grand Hyatt Hotel, 600 E. Market Street, San Antonio, Texas 78205.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible.

Registered shareholders may vote by mailing a proxy card, or vote over the phone or Internet, according to the instructions enclosed. Voting by written, telephonic or electronic proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of the voting options.

If you hold shares through a bank, broker or other nominee, you should follow the instructions you receive from the holder of record to vote your shares held in that account. Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors.

Thank you for your ongoing support of and continued interest in KCI.

Sincerely,

Ronald W. Dollens

Chairman of the Board of Directors

April 19, 2010

KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

Notice of Annual Meeting of Shareholders

To be Held on May 27, 2010

TIME:	8:30 a.m. CDT

PLACE:	Grand Hyatt Hotel

600 E. Market Street

San Antonio, Texas 78205

ITEMS OF BUSINESS:	At our annual meeting, shareholders will act upon the following proposals:

•	to elect four Class C directors for a three-year term;

•	to ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2010; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

RECORD DATE:	Shareholders of record of Kinetic Concepts, Inc. at the close of business on March 31, 2010 are entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

VOTING BY PROXY:

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail according to the instructions enclosed, or you can vote over the telephone or the Internet as described on the enclosed proxy card.

By Order of the Board of Directors

John T. Bibb

Associate General Counsel, Securities

and Assistant Secretary

San Antonio, Texas

April 19, 2010

2010 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by Kinetic Concepts, Inc. (“KCI,” the “Company,” “we” or “us”) on behalf of the Board of Directors for the 2010 annual meeting of shareholders to be held on May 27, 2010, beginning at 8:30 a.m. CDT, at the Grand Hyatt Hotel, 600 E. Market Street, San Antonio, Texas 78205, and at any adjournment or postponement of the annual meeting. We expect to mail the Proxy Statement and accompanying proxy card to shareholders on or about April 21, 2010.

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Annual Meeting Business

At our annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

•	to elect four Class C directors for a three-year term;

•	to ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2010; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

In addition, our management will report on our performance during fiscal 2009 and respond to questions from shareholders.

Shares to be Voted

You may vote all shares of KCI common stock owned by you as of the close of business on the record date, March 31, 2010. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by KCI. As the shareholder of record, you have the right to grant your voting proxy directly to the proxies designated in the accompanying proxy card or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use. Your proxy card also provides instructions on how to vote over the telephone or over the Internet. If you choose to vote in person at the annual meeting, please bring the enclosed proxy card or other proof of identification.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other nominee, the shares are held in “street name” and you are considered the beneficial owner of the shares. These proxy materials are being forwarded to you by your broker, bank or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

Voting by Proxy

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by signing your proxy card or, for shares held in street name, the voting instruction card included and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. You may also vote over the telephone or over the Internet as described on the enclosed proxy card. If you vote by telephone or over the Internet, do not return your proxy card.

If you receive more than one proxy card or voting instruction, it means your shares are registered multiple times or you hold shares in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Changing Your Vote or Revoking Your Proxy

If you voted by mail, you may revoke your proxy or change your vote at any time prior to the close of voting at the annual meeting by filing a notice of revocation or by submitting a duly executed proxy bearing a later date with our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230. If you voted via the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be. You may also revoke your proxy or change your vote by attending the meeting and voting in person. You may obtain a new proxy card by contacting Adam Rodriguez in KCI Investor Relations at adam.rodriguez@kci1.com or (210) 255-6197 or by attending the meeting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy or change your vote by following the instructions provided by your broker, bank or nominee.

Quorum Requirements

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the annual meeting to conduct its business. At the close of business on the record date, 71,588,730 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining whether a quorum is present.

Board Recommendations

Unless you give other instructions over the phone, via the Internet or via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board of Directors’ recommendation is set forth below together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	“FOR” the election of each of our nominees to the Board of Directors; and

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2010.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

Votes Required to Elect Directors; Majority Voting Policy

Under our By-laws, directors are elected by a plurality vote. However, in May 2009, the Board of Directors adopted a majority-vote policy for directors and added the policy to our Corporate Governance Guidelines. The policy requires that the number of votes cast “for” a director nominee must exceed the number of votes “withheld” from that nominee in an uncontested election. An uncontested election of directors is an election in which the only nominees are persons nominated by the Board of Directors. Abstentions are counted as shares present and entitled to be voted, but abstentions and, if applicable, broker non-votes are not counted as votes “for” a director nominee.

In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation to the Chairman of the Board of Directors within five days following the certification of the shareholder vote. The Nominating and Governance Committee is then required to make a recommendation to the Board of Directors as to whether it should accept such resignation. Thereafter, the Board of Directors is required to decide whether to accept such resignation and to disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast. Under a plurality voting standard, a nominee for director receiving the most “for” votes is elected. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors. Full details of this policy are set forth in our Corporate Governance Guidelines that are available in the Investor Relations section of our website at www.kci1.com.

Due to a change in New York Stock Exchange (“NYSE”) rules, brokers holding shares beneficially owned by their clients no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

Votes Required to Ratify Appointment of Auditors

The proposal for ratification of the appointment of auditors will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote. In determining whether this proposal received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not have any effect on the result of the vote.

Inspector of Election; Announcement of Results

John T. Bibb, Associate General Counsel, Securities and Assistant Secretary, will tabulate the votes and act as the inspector of election. We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed within four days of the annual meeting.

Admission to the Meeting

You will be admitted to the meeting only if you are listed as a shareholder of record or a beneficial owner as of the close of business on March 31, 2010 and bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your share ownership as of March 31, 2010.

Shareholder Proposals

For a shareholder’s proposal to be included in our Proxy Statement for the 2011 annual meeting of shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230 not later than December 23, 2010. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our By-laws require that such proposals must be submitted to our Corporate Secretary, not later than February 27, 2011 and not earlier than January 28, 2011, unless the annual meeting is called for a date earlier than April 27, 2011 or later than June 26, 2011, in which case such proposal may not be received later than 10 days following the day on which public announcement of the date of such meeting is made.

Corporate Governance and Board of Directors Matters

Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit and Compliance Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Ronald W. Dollens, Chairman of the Board		X
James R. Leininger, M.D., Chairman Emeritus				X
Catherine M. Burzik				X*
John P. Byrnes	X
Craig R. Callen			X	X
Woodrin Grossman	X*
Harry R. Jacobson, M.D.	X			X
Carl F. Kohrt, Ph.D.		X		X
David J. Simpson	X		X
C. Thomas Smith	X	X*
Donald E. Steen		X	X*

X	Committee member

*	Committee Chairperson

Director Independence

The Board of Directors has adopted Director Independence Criteria applicable to all directors, which include all elements of independence set forth in the NYSE standards. Unless a director has some other material relationship with KCI, a director will be deemed independent if during the past year, and during the three years preceding the date on which such determination is made:

•	KCI has not employed and is not currently employing the director or any of his or her immediate family members;

•

the director is not a current partner or employee of a firm that is KCI’s internal or external auditors, nor are any of the director’s immediate family members currently (or within the last three years) employees or partners of KCI’s internal or external auditors who personally work on KCI’s audit;

•

neither the director, nor any of his or her immediate family members, has received more than $120,000 in any twelve-month period in direct compensation from KCI (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued services);

•

neither the director, nor any of his or her immediate family members, has been employed or is currently employed as an executive officer of another company where any of KCI’s present executive officers served or serves at the same time on such other company’s compensation committee or an equivalent committee;

•

the director has not (directly or indirectly as a partner, shareholder or officer of another corporation or other entity) provided, nor is the director currently providing, paid consulting, legal or financial advisory services to KCI or KCI’s present or former internal or external auditors;

•

the director has not been and is not currently an executive officer or an employee, and no immediate family member of the director has been or currently is an executive officer, of a company that makes or has made payments to, or receives or has received payments from, KCI for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

the director has not served and is not serving as an executive officer of a charitable organization to which contributions by KCI in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

The Director Independence Criteria is available in the Investor Relations section of our website at www.kci1.com.

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director pursuant to our Director Independence Criteria. Based on these standards, the Board of Directors has considered the independence of each director by reviewing the responses of each director to an annual questionnaire with respect to independence. In addition, the Board of Directors has reviewed other considerations such as Dr. Leininger’s prior service with KCI, the provision by KCI of administrative support and office space at corporate headquarters for Dr. Leininger, as well as certain loans, business relationships and investment transactions between Dr. Leininger and Dr. Jacobson not involving KCI or management. The Board has affirmatively determined that all of the directors are independent with the exception of Ms. Burzik, due to her employment with the Company, and Dr. Leininger, due to his location on site and use of corporate resources. Although Dr. Leininger offices at KCI’s corporate headquarters and receives administrative support, he is not a member of the KCI management team.

Board Leadership Structure

The current leadership structure of the Board of Directors includes an independent Chairman of the Board, separate from the position of Chief Executive Officer (“CEO”). The Board of Directors believes that a separate

Chairman of the Board is the most appropriate leadership structure at this time as it recognizes the differences between the two roles. The CEO is responsible for setting KCI’s strategic direction and the day-to-day leadership and performance of KCI, while the Chairman of the Board of Directors provides guidance to the CEO, oversees the agenda for Board meetings and presides over meetings of the full Board of Directors.

In addition to the independent Chairman, the Board of Directors has a substantial majority of independent directors. Nine out of eleven directors are independent directors under the listing standards of the NYSE and KCI’s Director Independence Criteria. The Audit and Compliance Committee, the Nominating and Governance Committee and the Compensation Committee are each composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the affairs of KCI.

Risk Oversight

The role of the Board of Directors and its Committees in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to KCI, including operational, financial, legal, regulatory, and strategic and reputational risks. The Board of Directors (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board of Directors to understand our risk identification, risk management, and risk mitigation strategies. Accordingly, the Board of Directors administers its risk oversight function with assistance of the Audit and Compliance Committee, and as appropriate, the Nominating and Governance Committee and the Compensation Committee. The Board of Directors believes that independent oversight is important in its risk oversight functions. Accordingly, the Audit and Compliance Committee, the Nominating and Governance Committee and the Compensation Committee consist solely of independent directors.

The Audit and Compliance Committee has responsibility for oversight of KCI’s enterprise risk management program and receives quarterly updates from management on risk management initiatives undertaken by KCI. The Audit and Compliance Committee provides the Board of Directors with regular updates on KCI’s enterprise risk management program and any significant changes in identified risks and changes in risk management programs. The Nominating and Governance Committee assists the Audit and Compliance Committee in its periodic review of KCI’s compliance with laws and regulations and the results of internal compliance programs. The Compensation Committee, with input from the Audit and Compliance Committee, conducts periodic reviews of KCI’s incentive compensation arrangements and practices to assess the extent to which such arrangements and practices encourage excessive risk-taking behavior by executive officers and employees. The Compensation Committee is authorized to alter or recommend to the Board of Directors alterations to incentive compensation arrangements as necessary to manage appropriate risk-taking behavior.

The charters for the Audit and Compliance Committee, the Nominating and Governance Committee, and the Compensation Committee provide that each of the committees may meet with management, consultants and advisors as each Committee deems appropriate. The Committees also receive and review reports from management with respect to the applicable risk exposures of KCI. When a Committee receives a report from management, the Committee chair routinely reports to the full Board of Directors on identified risk exposures. This enables the Board of Directors and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships that are addressed by each Committee.

2009 Board Meetings

During the fiscal year ended December 31, 2009, the Board of Directors held seven meetings. Each Board member attended 75% or more of the aggregate meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. KCI’s policy regarding director attendance at the annual meeting of shareholders is for the directors to attend in person or electronically. All of our directors attended the 2009 annual meeting of shareholders of KCI.

Executive Sessions of Independent Directors

At each regularly scheduled board meeting, the non-management directors meet in an executive session without management to discuss the affairs of KCI. Occasionally, non-management members of the Board committees meet to discuss items related to their committees. Ronald W. Dollens, Chairman of the Board, generally presides over the executive sessions of our Board’s non-management directors, except that the chairs of Board committees preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.

Communicating with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. All correspondence should be addressed to the Board of Directors or any individual director, group of directors or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 8023 Vantage Dr., San Antonio, Texas 78230. Those wishing to communicate with the director presiding over non-management executive sessions or non-management directors as a group may do so by sending correspondence to the same address.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which set forth the principles by which the Board manages the affairs of KCI. The Board of Directors has also adopted the following three codes of business conduct and ethics:

•	Directors’ Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive and Senior Financial Officers; and

•	KCI Code of Conduct for Ethical Business Practices.

Copies of each of these policies are available on our website at www.kci1.com. We intend to post on our website any material changes to, or waiver from, our codes of business conduct and ethics, if any, within four business days of such event.

Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate independent counsel or other consultants and advisors as it deems necessary or appropriate to carry out its responsibilities. The fees for any advisors retained by the Compensation Committee are paid by KCI. In 2009, on behalf of the Compensation Committee, KCI engaged the services of Hewitt Associates (the “compensation consultant”), an independent consultant on executive compensation, to assist the Compensation Committee in analyzing the Company’s compensation strategy with respect to executive officers. The compensation consultant was directed to identify trends in executive compensation, assist with the determination of pay programs, assess competitive pay levels and mix (e.g., proportion of base salary to incentive pay, proportion of annual incentives to long-term incentives, and benefits), and advise on establishing appropriate compensation levels for executive officers. In 2009, the Company also engaged the services of the compensation consultant to assist the Board of Directors in analyzing the Company’s compensation strategy with respect to the Board of Directors. KCI has not engaged the compensation consultant for any services other than executive compensation and director compensation consulting.

Board Committees

The Board of Directors has an Audit and Compliance Committee, a Compensation Committee, a Nominating and Governance Committee, and a Technology Committee. Each of these committees is governed by a charter, a current copy of which is available on our corporate website at www.kci1.com. In addition, the Board of Directors may form other ad hoc or special committees from time to time.

Audit and Compliance Committee

The Audit and Compliance Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit and Compliance Committee also assists the Board of Directors with respect to oversight of the Company’s internal audit, compliance and enterprise risk management programs.

The functions of the Audit and Compliance Committee include the following: serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system; reviewing the audit activities and performance of the Company’s independent accountants and internal auditors; assisting the Board of Directors in its oversight of the Company’s compliance with legal and regulatory requirements and the integrity of the Company’s financial statements; and preparing the audit committee report required to be prepared by the Committee pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

During 2009, the members of the Audit and Compliance Committee were Woodrin Grossman (Chairman), John P. Byrnes, Dr. Harry R. Jacobson, and David J. Simpson. C. Thomas Smith was also appointed as a member of the Audit and Compliance Committee in December 2009. Each of the members of the Committee is an independent director in accordance with SEC rules, NYSE listing standards and KCI’s Director Independence Criteria. Our Board of Directors has determined that Mr. Grossman, the current Chairman of our Audit and Compliance Committee and Mr. Simpson are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit and Compliance Committee held 12 meetings during the fiscal year ended December 31, 2009.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors certain salaries, benefits and equity grants to eligible participants of KCI and its subsidiaries. The Compensation Committee also oversees our equity plans and other employee benefit plans.

The functions of the Compensation Committee include the following: annually reviewing the Company’s goals, objectives and policies regarding executive compensation and amending these goals when appropriate; annually reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determining the Chief Executive Officer’s compensation level based on this evaluation; adopting or making recommendations to the Board for the grant of stock options, restricted stock and other awards under the Company’s equity and other compensation plans; reviewing perquisites or other personal benefits to the Company’s executive officers and recommending any changes to the Board; and producing a Committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

During 2009, the members of the Compensation Committee were C. Thomas Smith (Chairman), Ronald W. Dollens, Dr. Carl F. Kohrt and Donald E. Steen, each of whom is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. The Compensation Committee held six meetings during the fiscal year ended December 31, 2009.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of KCI; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition, procedures and compensation; developing and recommending to the Board a set of corporate governance principles applicable to KCI and overseeing corporate governance matters generally; and overseeing the annual evaluation of the Board and KCI’s management. The Nominating and Governance Committee also assists the Audit and Compliance Committee in its periodic review of KCI’s compliance with laws and regulations and the results of internal compliance programs.

During 2009, the members of the Nominating and Governance Committee were Donald E. Steen (Chairman), Craig R. Callen and C. Thomas Smith. In December 2009, David J. Simpson was appointed to the Nominating and Governance Committee, replacing Mr. Smith who was appointed to the Audit and Compliance Committee at that time. Each of the current members of the Committee is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. The Nominating and Governance Committee met six times during the fiscal year ended December 31, 2009.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of KCI and the person’s written consent to be named as a director if selected by the Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230, and must be received by the Corporate Secretary within the time periods described under the heading “Shareholder Proposals,” above.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of KCI are that a nominee for director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of KCI and have a reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of KCI’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and KCI. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. KCI believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Potential nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage search firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Technology Committee

During 2009, the members of the Technology Committee were Catherine M. Burzik, who serves as Chairperson, Dr. James R. Leininger, Dr. Harry R. Jacobson and Dr. Carl F. Kohrt. In December 2009, Craig R. Callen was also appointed as a member of the Technology Committee. The Technology Committee advises the Board on research and development plans, technology licensing and acquisition opportunities, and other scientific matters. The Technology Committee met six times during the fiscal year ended December 31, 2009.

Proposal 1

Election of Directors

Our By-laws authorize the Board of Directors to establish the number of directors serving on the Board. Our Board of Directors is currently comprised of eleven directors. Our By-laws divide the Board of Directors into three classes—Class A, Class B and Class C—with members of each class serving staggered three-year terms. One class of directors is elected by the shareholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Class C nominees will stand for reelection at this year’s annual meeting. The Class A directors will stand for reelection or election at the 2011 annual meeting and the Class B directors will stand for reelection or election at the 2012 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. We are not aware of any nominee who will be unable to serve, or for good cause, will not serve, as a director.

The names of the nominees for election at the annual meeting and of the incumbent Class A and Class B directors and our executive officers, and certain information about them as of April 19, 2010, are set forth below:

Directors and Executive Officers

Name	Age	Occupation/Position Held With Us
Nominee for Class C Directors:
Ronald W. Dollens	63	Director, Chairman of the Board
Catherine M. Burzik	59	Director, President and Chief Executive Officer
John P. Byrnes	51	Director
Harry R. Jacobson, M.D.	62	Director
Incumbent Class A Directors:
James R. Leininger, M.D.	65	Director, Chairman Emeritus
Woodrin Grossman	65	Director
Carl F. Kohrt, Ph.D.	66	Director
David J. Simpson	63	Director
Incumbent Class B Directors:
C. Thomas Smith	72	Director
Donald E. Steen	63	Director
Craig R. Callen	54	Director
Executive Officers:
Martin J. Landon	50	Executive Vice President and Chief Financial Officer
Michael C. Genau	50	Global President, Active Healing Solutions
Lisa N. Colleran	52	President, LifeCell Corporation
Stephen D. Seidel	53	Global President, Therapeutic Support Systems and General Counsel
R. James Cravens	46	Senior Vice President, Human Resources and Corporate Communications

Nominees for Class C Directors

Ronald W. Dollens became a director in 2000 and currently serves as Chairman of the Board. Mr. Dollens retired as President and Chief Executive Officer of Guidant Corporation, a corporation that pioneered lifesaving technology for millions of cardiac and vascular patients worldwide. He served in that capacity from 1994 to 2005. Previously, he served as President of Eli Lilly and Company’s Medical Devices and Diagnostics Division from 1991 until 1994. Mr. Dollens currently serves on the boards of ABIOMED, Inc., Regenstrief Foundation, Alliance for Aging Research, Butler University and FlowCo, Inc.

The Board of Directors has concluded that Mr. Dollens should serve as a director based on his experience leading a complex global healthcare organization as President and Chief Executive Officer of Guidant Corporation and his previous leadership positions on the boards of directors of AdvaMed, Beckman Coulter and the Healthcare Leadership Counsel in addition to his depth of experience in serving on other boards of directors.

Catherine M. Burzik joined KCI as Director, President and Chief Executive Officer in November of 2006. Ms. Burzik previously served as the President of Applied Biosystems Group, a unit of Applera Corporation and a provider of tools for the life sciences, from August 2004, and Executive Vice President of Applied Biosystems Group from September 2003 to August 2004. Ms. Burzik also served as Senior Vice President of Applera Corporation from August 2004 to October 2006. Prior to Applied Biosystems, Ms. Burzik was President of Ortho-Clinical Diagnostics, Inc., a subsidiary of Johnson & Johnson. Prior to that, Ms. Burzik was employed by Eastman Kodak Company, a leading international provider of imaging products and services, where she held various operations and marketing positions for over 20 years. Ms. Burzik currently serves as a board member of the San Antonio branch of the Federal Reserve Bank of Dallas, is Chairperson of the board of trustees of Canisius College, and is a member of the board of trustees of Keck Graduate Institute of Applied Life Sciences. Ms. Burzik also serves as Vice Chair of the AdvaMed Payment and Health Care Delivery Committee.

The Board of Directors has concluded that Ms. Burzik should serve as a director based on her deep executive leadership experience leading global healthcare organizations at Applera and Johnson & Johnson and her current role as President and Chief Executive Officer of KCI.

John P. Byrnes became a director in 2003. He has served as Chief Executive Officer of Lincare Holdings Inc., a home health care company, since January 1997 and as a director of Lincare since May 1997. Mr. Byrnes was appointed Chairman of the Board of Lincare Holdings Inc. in March 2000. Mr. Byrnes has been President of Lincare since June 1996. Prior to becoming President, Mr. Byrnes served Lincare in a number of capacities over a ten-year period. Mr. Byrnes currently serves on the board of U.S. Renal Care.

The Board of Directors has concluded that Mr. Byrnes should serve as a director based on his extensive leadership experience in the healthcare field as Chief Executive Officer of Lincare Holdings, Inc. and his experience as a board member of U.S. Renal Care.

Harry R. Jacobson, M.D. became a director in June 2003. Dr. Jacobson is Vice Chancellor Emeritus for Health Affairs of Vanderbilt University in Nashville, Tennessee. Prior to being named Vice Chancellor Emeritus, Dr. Jacobson had served as Vice Chancellor at Vanderbilt since 1997. He served as a director of Renal Care Group from 1995 to March 2006 and was Chairman of the Board of Renal Care from 1995 to 1997. Dr. Jacobson currently serves as a director of Merck & Co., Inc. He also currently serves as Professor of Medicine at Vanderbilt University Medical Center, a position he has held since 1985.

The Board of Directors has concluded that Dr. Jacobson should serve as a director based on his experience as a research scientist and a physician and his leadership experience as a director of Merck & Co., Inc. and two privately held science-based health care companies developing medical devices and new therapeutic drugs.

Incumbent Class A Directors

James R. Leininger, M.D. is the founder of KCI and served as Chairman of the Board of Directors from 1976 until 1997. Dr. Leininger currently serves as Chairman Emeritus. From January 1990 to November 1994, Dr. Leininger served as President and Chief Executive Officer of KCI. From 1975 until October 1986, Dr. Leininger was also a director of the Emergency Department of the Baptist Hospital System in San Antonio, Texas. Dr. Leininger serves on a number of boards of private companies and charitable foundations.

The Board of Directors has concluded that Dr. Leininger should continue serving as a director based on his experience as the founder of KCI, his previous leadership experience as Chairman of the Board of Directors and Chief Executive Officer and his leadership experience as a seasoned and successful business entrepreneur.

Woodrin Grossman became a director in November of 2005. In June 2005, Mr. Grossman retired as partner and health care practice leader of PricewaterhouseCoopers after 37 years of service with the firm. With PricewaterhouseCoopers, Mr. Grossman served as the audit partner of audits of Fortune 500 and other companies. Mr. Grossman served as Senior Vice President – Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007. Mr. Grossman currently serves on the boards of directors of IPC The Hospitalist Company, Inc. and MedCath Corporation.

The Board of Directors has concluded that Mr. Grossman should continue serving as a director based on his extensive accounting, auditing and financial expertise as well as his compliance, enterprise risk management and leadership experience as a member on the boards of directors of KCI, IPC The Hospitalist Company, Inc. and MedCath Corporation.

Carl F. Kohrt, Ph.D. became a director in February 2009. From 2001 to 2008, Dr. Kohrt served as President and CEO of Battelle Memorial Institute, a non-profit 501(c)(3) charitable trust that conducts more than $4.8 billion annually in research and development for government and commercial clients, including medical device development, and the management or co-management of seven national laboratories for the U.S. Department of Energy. Prior to his service with Battelle, Dr. Kohrt served with Eastman Kodak Company for 29 years in various executive capacities including VP and General Manager of Kodak Health Sciences Division, General Manager of Greater Asia, and most recently as Executive Vice President, Assistant Chief Operation Officer and Chief Technical Officer. He currently serves as the lead director of the Scotts Miracle-Gro Company. He also serves as a director of several private companies and Furman University.

The Board of Directors has concluded that Dr. Kohrt should continue serving as a director based on his experience as a research scientist and his experience leading complex technology-driven organizations at Kodak and Battelle Memorial Institute.

David J. Simpson became a director in June 2003. Mr. Simpson served as Vice President, Chief Financial Officer and Secretary of Stryker Corporation, a worldwide medical products and services company from 1987 to 2002, and as Executive Vice President until his retirement in 2007. He had previously been Vice President and Treasurer of Rexnord Inc., a manufacturer of industrial and aerospace products. He was a member of the board of directors of RTI Biologics, Inc. from 2002 until 2010.

The Board of Directors has concluded that Mr. Simpson should continue serving as a director based on his extensive leadership experience in the healthcare industry at Stryker Corporation, as well as his leadership and oversight experience as a director of RTI Biologics, Inc.

Incumbent Class B Directors

C. Thomas Smith became a director in May 2003. Prior to his retirement in April 2003, Mr. Smith served as Chief Executive Officer and President of VHA Inc. since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From January 1987 until April 2003, Mr. Smith was a member of the VHA board. He also served on the boards of Novation, LLC and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the American Hospital Association and the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group, Genentech, Inc., Neoforma, Inc., Horizon Health Corporation, and Renal Care Group. Mr. Smith currently serves on the board of directors of IPC The Hospitalist Company, Inc.

The Board of Directors has concluded that Mr. Smith should continue serving as a director based on his management experience in leading healthcare organizations, including VHA, Inc., as well as his previous service on the boards of directors of several health care companies.

Donald E. Steen became a director in 1998. Mr. Steen founded United Surgical Partners International, Inc. in February 1998 and served as its Chief Executive Officer until April 2004 and currently serves as Chairman of the board of United Surgical Partners. Mr. Steen served as Chairman of the board of AmeriPath, Inc. from April 2004 and as its Chief Executive Officer from July 2004 until June 2007. Mr. Steen served as President of the International Group of Columbia/HCA Healthcare Corporation (now known as HCA Inc.) from 1995 until 1997 and as President of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1981.

The Board of Directors has concluded that Mr. Steen should continue serving as a director based on his leadership experience in the healthcare industry as Chief Executive Officer of United Surgical Partners International, Inc. and his entrepreneurial experience as the founder of two surgical organizations.

Craig R. Callen became a director in February 2009. From 2004 to 2007, Mr. Callen was Sr. Vice President and Head of Strategic Planning and Business Development, and a member of the Executive Committee, for Aetna, Inc. Mr. Callen was previously Managing Director and Co-head of U.S. health care investment banking at Credit Suisse First Boston (CSFB) and was Co-head of health care Investment Banking at Donaldson, Lufkin & Jenrette prior to its acquisition by CSFB. In October 2009, Mr. Callen became a Senior Advisor to Crestview Advisors, LLC, a private equity firm with over $4.0 billion under management. In March 2010 he joined the board of Symbion, Inc., a Crestview portfolio company. Mr. Callen was previously a director of Sunrise Senior Living, Inc. from 1999 through 2008.

The Board of Directors has concluded that Mr. Callen should continue serving as a director based on his extensive experience advising healthcare companies at Credit Suisse First Boston and Donaldson, Lufkin & Jenrette, his prior service on the board of directors of Sunrise Senior Living, and his expertise in strategic planning in the healthcare industry at Aetna, Inc.

Executive Officers

Martin J. Landon was appointed Senior Vice President and Chief Financial Officer in December 2002 and was promoted to Executive Vice President and Chief Financial Officer in February 2009. Mr. Landon joined KCI in May 1994 as Senior Director of Corporate Development and was promoted to Vice President, Accounting and Corporate Controller in October 1994. From 1987 to May 1994, Mr. Landon worked for Intelogic Trace, Inc., an independent computer maintenance company, where his last position was Vice President and Chief Financial Officer.

Michael C. Genau joined KCI in July 2009 and currently serves as Global President, Active Healing Solutions. Prior to joining KCI, Mr. Genau served as Vice President and General Manager of GE Healthcare’s Global Diagnostic X-Ray Division. Over the past 20 years, he has served in various executive-level sales, marketing and operational positions, including with GE Healthcare, MallincKrodt Medical and Johnson & Johnson.

Lisa N. Colleran was appointed President of LifeCell Corporation in 2008. Ms. Colleran previously served as Senior Vice President of Commercial Operations for LifeCell with responsibility for sales and marketing, surgeon education, new product launches, and business development, as well as leading the company’s tissue services organization. She joined LifeCell in 2002 as Vice President of Marketing and Business Development and was promoted to Senior Vice President of Commercial Operations in July 2004. Prior to joining LifeCell, Ms. Colleran spent 20 years at Baxter Healthcare Corporation in various roles of increasing responsibility in sales, marketing, business development and general management with international experience. She was appointed Vice President, Marketing for Baxter’s U.S. Renal business in 1997 and served in that role until 2001 when she was promoted to Vice President/General Manager of the company’s Renal Pharmaceuticals Business.

Stephen D. Seidel joined KCI in April 2005 and currently serves as Global President, Therapeutic Support Systems. Mr. Seidel previously served as Executive Vice President, Chief Administrative Officer and General

Counsel and currently retains his function as the Company’s General Counsel until a successor is appointed. Prior to joining KCI, Mr. Seidel served for eight years as Managing Director of Cox Smith Matthews Incorporated, a business and litigation law firm based in San Antonio, Texas. He is also the past Chairman of the Greater San Antonio Chamber of Commerce. Mr. Seidel currently serves on the boards of directors of the Cancer Therapy and Research Center.

R. James Cravens joined KCI in July 2004 and currently serves as Senior Vice President, Human Resources and Corporate Communications. Mr. Cravens previously served as Vice President, Human Resources. Prior to joining KCI, Mr. Cravens was Senior Vice President, Human Resources for VNU, Inc., a global media and information company. From 1995 to 2002, he held a number of roles with ACNielsen, where he most recently served as Senior Vice President and Chief Human Resources Officer.

Information about KCI’s corporate governance, codes of conduct, board committees, including the audit and compliance committee and audit committee financial experts, and shareholder director nomination process is available under the heading “Corporate Governance and Board of Director Matters,” above.

Vote Required

A plurality of votes cast is required for the election of directors. However, under revisions to our Corporate Governance Guidelines adopted by the Board of Directors in May 2009, any nominee for director who does not receive the affirmative vote of a majority of the votes cast in any uncontested election will promptly, following certification of the election results, tender his or her resignation to the Board of Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such nominee’s election exceeds the number of votes “for” such director nominee (excluding abstentions).

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED BOARD NOMINEE.

Proposal 2

Ratification of Selection of Independent Auditors

The Audit and Compliance Committee has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker-non-votes, if any, will have no effect. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our By-laws or otherwise. However, the Board of Directors, upon recommendation of the Audit and Compliance Committee, is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Security Ownership of Certain Beneficial

Owners and Management and Related Shareholder Matters

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2010 for: (1) each director and nominee for director; (2) each of the executive officers, including those named in the 2009 Summary Compensation Table; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Percentage of beneficial ownership is based on 71,588,730 shares of our common stock outstanding as of March 31, 2010, as adjusted pursuant to rules promulgated by the SEC.

	Shares of Common Stock Beneficially Owned(1)
Name(2)	# of Shares	% of Class
FMR LLC and related parties(3) 82 Devonshire Street Boston, MA 02109	8,638,870	12.07%

Invesco Ltd. and related parties(4) 1555 Peachtree Street NE Atlanta, GA 30309	7,560,789	10.56%

BlackRock, Inc. and subsidiaries(5) 40 East 52nd Street New York, NY 10022	6,392,793	8.93%

Directors and Executive Officers
Ronald W. Dollens(6)	119,431	*
Catherine M. Burzik(7)	520,628	*
John P. Byrnes(8)	116,414	*
Harry R. Jacobson, M.D.(9)	65,023	*
James R. Leininger, M.D.(10)	8,573,658	11.97%
Woodrin Grossman(11)	34,353	*
Carl F. Kohrt, Ph.D.(12)	11,399	*
David J. Simpson(13)	71,827	*
C. Thomas Smith(14)	54,834	*
Donald E. Steen(15)	77,168	*
Craig R. Callen(16)	10,571	*
Martin J. Landon(17)	205,072	*
Michael C. Genau	33,000	*
Lisa N. Colleran(18)	70,982	*
Stephen D. Seidel(19)	124,594	*
R. James Cravens(20)	125,914	*
Directors and Executive Officers as a Group(21)	10,214,868	14.08%

Total	32,807,320	45.21%

*	Less than one percent (1%).

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 31, 2010 are considered to be beneficially owned by such person. Unless otherwise indicated in the footnotes, the person or entity named has sole voting power and investment power with respect to all shares indicated.

(2)	Unless otherwise indicated the address of each individual listed in this table is c/o Kinetic Concepts, Inc., 8023 Vantage Drive, San Antonio, Texas 78230.

(3)

Information is based on the Schedule 13G/A dated February 16, 2010 filed by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2009. Pursuant to the Schedule 13G/A, 7,677,461 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise investment power and the Fidelity Funds’ Boards of Trustees exercises voting power; 131,551 shares are owned by Pyramis Global Advisors, LLC, an investment adviser and indirect wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has investment and voting power; 728,378 shares are owned by Pyramis Global Advisors Trust Company, a bank and an indirect wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has investment power, and voting power with respect to 643,588 of such shares; and 101,480 shares reported are beneficially owned by FIL Limited, an investment adviser and an entity independent of FMR LLC, as to which shares FIL Limited exercises sole investment and voting power. The number of shares of common stock owned by FMR LLC includes 294,873 shares of common stock resulting from the assumed conversion of $15,140,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2015; 17,451 shares of which result from the assumed conversion of $896,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2015 held by Pyramis Global Advisors, LLC; and 1,753 shares of which result from the assumed conversion of $90,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2015 held by Pyramis Global Advisors Trust Company.

(4)

Information is based on the Schedule 13G/A filing made by Invesco Ltd. on behalf of itself and its subsidiaries Invesco Trimark Ltd. (“Invesco Trimark”), Invesco Institutional (N.A.), Inc. (“Invesco Institutional”), Invesco PowerShares Capital Management (“Invesco PowerShares”), Invesco Asset Management Deutschland GmbH (“Invesco Asset”), Invesco Aim Advisors, Inc. (“Invesco Aim”) and Invesco PowerShares Capital Management Ireland Ltd (“Invesco Ireland”) on February 12, 2010. Invesco Trimark holds sole voting and sole dispositive powers over 7,255,826 shares, Invesco Institutional holds sole voting power over 167,500 shares and sole dispositive power over 194,300 shares, Invesco PowerShares holds sole voting and sole dispositive powers over 83,657 shares, Invesco Asset holds sole dispositive power over 20,100 shares, Invesco Aim holds sole voting and sole dispositive powers over 4,800 shares, and Invesco Ireland holds sole voting and sole dispositive powers over 2,106 shares.

(5)	Information is based on the Schedule 13G filing made by BlackRock, Inc. on behalf of itself and its subsidiaries on January 29, 2010.

(6)	Mr. Dollens’s common stock holdings include 36,812 shares acquirable upon the exercise of options.

(7)	Ms. Burzik’s common stock holdings include 399,523 shares acquirable upon the exercise of options.

(8)	Mr. Byrnes’s common stock holdings include 25,810 shares acquirable upon the exercise of options.

(9)	Dr. Jacobson’s common stock holdings include 25,810 shares acquirable upon the exercise of options, and 1,000 shares held by his spouse.

(10)

Shares of common stock beneficially owned by Dr. Leininger include: (i) 6,661,588 shares directly held by Dr. Leininger, (ii) 1,878,219 shares held by Dr. Leininger’s spouse, (iii) 10,100 shares held by J&E Investments, L.P., in which Dr. Leininger is a 1% general partner, with respect to which Dr. Leininger disclaims beneficial ownership, except to the extent of any pecuniary interest therein, and (iv) 23,751 shares acquirable upon the exercise of options. Dr. Leininger has sole voting and dispositive power over 6,695,439 shares. Dr. Leininger has pledged 4.0 million shares of common stock with JP Morgan Chase Bank as collateral for a loan.

(11)	Mr. Grossman’s common stock holdings include 20,501 shares acquirable upon the exercise of options.

(12)	Mr. Kohrt’s common stock holdings include 6,599 shares acquirable the exercise of options.

(13)	Mr. Simpson’s common stock holdings include 37,765 shares held in the David J. Simpson Revocable Living Trust and 25,810 shares acquirable upon the exercise of options.

(14)	Mr. Smith’s common stock holdings include 25,810 shares acquirable upon the exercise of options.

(15)	Mr. Steen’s common stock holdings include 20,810 shares acquirable upon the exercise of options.

(16)	Mr. Callen’s common stock holdings include 6,599 shares acquirable the exercise of options.

(17)

Mr. Landon’s common stock holdings include 600 shares held by Mr. Landon as trustee for his children under the Texas Uniform Transfers to Minors Act, with respect to which Mr. Landon disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 103,713 shares acquirable upon the exercise of options.

(18)	Ms. Colleran’s common stock holdings include 50,000 shares acquirable upon the exercise of options.

(19)	Mr. Seidel’s common stock holdings include 99,288 shares acquirable upon the exercise of options.

(20)	Mr. Cravens’s common stock holdings include 105,144 shares acquirable upon the exercise of options.

(21)	Includes 1,056,476 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2009, with the exception of the filing of a Form 5 report on January 19, 2010, by Todd M. Fruchterman, M.D., Ph. D., one of our former executive officers, which included late Form 3 holdings reported and 32 late Form 4 transactions reported.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material features of KCI’s compensation policies and decisions for the executive officers identified in the Summary Compensation Table, who are referred to throughout this Proxy Statement as the “named executive officers.”

The Compensation Committee of the Board of Directors oversees KCI’s executive compensation practices and is responsible for review and oversight of KCI’s compensation plans and policies, the annual review of all executive officer compensation, administration of KCI’s equity plans, and the approval of equity grants to executive officers. The Compensation Committee meets at least quarterly in person and periodically approves and adopts, or makes recommendations to the Board for, matters relating to compensation, including the approval of equity grants to employees. The Compensation Committee engages the services of independent outside advisers.

The Chief Executive Officer, the General Counsel and the Senior Vice President of Human Resources attend regular Compensation Committee meetings, and each meeting concludes with an executive session during which only the Compensation Committee members are present. The Chief Executive Officer makes salary, bonus and equity grant recommendations for the other named executive officers to the Compensation Committee, and KCI’s Human Resources, Finance and Legal departments provide support to the Compensation Committee. The Audit and Compliance Committee also provides support to the Compensation Committee in the review of compensation risk and through the oversight of financial metrics which impact incentive compensation.

The day-to-day design and administration of compensation plans and policies applicable to KCI employees in general are handled by the Human Resources, Finance, and Legal departments of KCI. The Compensation Committee remains responsible for overall administration and maintenance of KCI’s compensation plans and policies.

Compensation Philosophy and Objectives

KCI’s executive compensation program is designed to attract, retain and motivate highly qualified executive talent, while appropriately aligning executive incentives with Company and shareholder objectives. To accomplish this, compensation paid to executive officers is designed to align compensation rewards with KCI’s financial performance, as well as the individual performance of the executive. KCI’s executive compensation programs are designed to encourage appropriate and acceptable levels of risk-taking by management in furtherance of the Company’s short-term and long-term strategic plans to increase shareholder value.

In 2009, Hewitt Associates, an independent consultant on executive compensation (the “compensation consultant”), provided the Compensation Committee with assistance in analyzing the Company’s compensation strategy, including generating data discussed under the sections entitled “Peer Group” and “Competitive Market Surveys” below. The compensation consultant was directed to identify trends in executive compensation, assist with the determination of pay programs, assess competitive pay levels and mix (e.g., proportion of base salary to incentive pay, proportion of annual incentives to long-term incentives, and benefits), and advise on establishing appropriate compensation levels for executive officers.

Peer Group

The Compensation Committee compares KCI’s compensation elements against a peer group of medical device and other companies with size and growth characteristics similar to KCI based upon data and recommendations from the compensation consultant. The Compensation Committee annually evaluates the peer group and will make changes to the peer group from time to time, as it deems appropriate. For 2009, two companies were added to the peer group to replace three companies from the 2008 peer group that had been acquired or merged. For 2009, the companies comprising this peer group were:

•	Beckman Coulter, Inc.

•	C.R. Bard, Inc.

•	DaVita Inc.

•	Dentsply International, Inc.

•	Edwards Lifesciences Corporation

•	Hill-Rom Holdings Inc.

•	IDEXX Laboratories, Inc.

•	Intuitive Surgical, Inc.

•	Life Technologies Corporation

•	Lincare Holdings Inc.

•	PerkinElmer Inc.

•	ResMed Inc.

•	St. Jude Medical, Inc.

•	Steris Corporation

•	Stryker Corporation

•	Varian Medical Systems, Inc.

•	Zimmer Holdings, Inc.

Competitive Market Surveys

The Compensation Committee also obtains compensation market analyses on an annual basis from the compensation consultant to understand the competitive positioning of KCI’s executive pay practices and to assist with its determinations as to the appropriate level and mix of executive compensation. The market analyses include a review of proxy disclosure information from KCI’s competitive peer group, as well as general market compensation from 300 general industry companies. The general industry data is supplemented with medical device industry data, which is derived from an independent medical device compensation data survey, particularly for executive positions where proxy data is not readily available. Market values at the 50th and 75th percentile for each compensation component are provided by the independent compensation consultant. The terms “market,” “market analysis,” “market compensation” or “percentile of market” refer to peer group data where available; otherwise they refer to general industry data in the following discussion.

Elements of Compensation

KCI seeks to reward executives for measurable results in meeting and exceeding objectives and to reinforce a sense of ownership, entrepreneurial spirit and long-term shareholder value. Consistent with this philosophy, KCI uses multiple components of executive compensation, with an emphasis on variable compensation and long-term incentives. The main elements of KCI compensation for executives are base salary, annual incentive bonus, long-term incentives, and benefits, as presented in the table below and discussed in more detail in the following paragraphs:

Compensation Component	Purpose	Competitive Positioning
Base Salary	Market-competitive pay for comparable positions with comparable experience and competence of executive.	Base salaries are targeted at the market median, taking into account the competitive environment and the experience and accomplishments of a particular executive.

Annual Incentive Bonus

Focus on corporate objectives:

• financial goals (EPS, Cash Flow, Revenue)

• corporate and business unit scorecard objectives (specific objectives tied to market penetration, innovation, execution, organizational excellence and financial management)

• personal objectives aligned with corporate strategy

Target bonuses are established as a percentage of base salary and are targeted between the 50th and 75th percentile of market.

Long-term Incentives	Alignment with shareholder value, using: • Stock Options • Performance Shares (vesting on achievement of designated performance measures) • Stock Ownership Guidelines	Value of equity grants is targeted between the 50th and 75th percentile of market.

Executive Benefits	Competitiveness with industry practices	Value of benefits generally is targeted at the 50th percentile of market.

Severance Arrangements	Designed to attract and retain qualified executives and prevent the distraction and loss of key employees that might otherwise occur in connection with corporate changes.	Severance arrangements are consistent with market practices.

Total Compensation	Designed to attract and retain qualified executives, incentivize performance and maximize long-term shareholder value	Total compensation is highly correlated with company and individual performance and is targeted between the 50th and 75th percentile of market.

Executive Base Salaries

Executive base salary levels are set to be competitive, with reference to the market analyses obtained by the Compensation Committee. The base salary levels of KCI executives also reflect a combination of other factors including the executive’s position and responsibilities, experience, specific competencies, comparable salaries of other KCI executives, KCI’s overall annual budget for merit increases and the executive’s individual contributions to KCI’s performance. Base salary is an element of compensation used to determine the annual incentive bonus (as a percentage of salary) for the named executive officers. The weight given to each of these factors varies by the individual executive, as the Compensation Committee deems appropriate. Formal performance reviews of the Chief Executive Officer are completed by the Board of Directors, and the Chief Executive Officer completes reviews for all other executive officers. Performance reviews are conducted annually to assess these factors, along with the market data obtained by the Compensation Committee. Based on the performance reviews, the Compensation Committee approves and adopts, or makes recommendations to the Board of Directors for adjustments to, executive base salaries, which are typically made effective on April 1 of each year. Assessment of each executive’s individual performance includes consideration of the executive’s contributions to Company financial performance and Corporate Scorecard Objectives, as well as judgment, creativity, effectiveness in leading and developing subordinates, execution capability, contributions to improvements in the quality of KCI’s products, services and operations, and consistency of behavior with KCI’s guiding principles.

In 2006, KCI hired Catherine M. Burzik as President and Chief Executive Officer. Her base salary in 2007 was $800,000 through April 1, 2008, at which time her salary was increased to $845,000 through April 1, 2010. Effective April 1, 2010, Ms. Burzik’s base salary was increased to $895,000. Based on market analyses obtained by the Compensation Committee, Ms. Burzik’s base salary was in the 65th percentile during 2007 and 2008, and was in approximately the 60th percentile during 2009. As of April 1, 2010, Ms. Burzik’s base salary is in the 62nd percentile, which reflects her high level of competence and deep management experience in leading large business organizations.

In 2009, the base salaries of the other KCI named executive officers ranged between approximately the 40th and 65th percentiles compared to the competitive market surveys obtained by the Compensation Committee, consistent with our compensation philosophy and targets. In 2009, the Compensation Committee authorized base salary increases for Ms. Burzik and Mr. Landon of 2.5% and 10%, respectively. Ms. Burzik declined the salary increase and Mr. Landon declined half of the authorized increase of his salary. The base salaries of Mr. Landon, Ms. Colleran and Mr. Seidel were increased by 5%, 6% and 10%, respectively. The increases, which were made as a result of outstanding performance in 2008, did not result in a significant change to KCI’s compensation position within its peer group.

Annual Incentive Bonus for Executives

KCI’s annual incentive bonus program is designed to focus the attention of each executive on goals and activities that are critical to KCI’s success. The Compensation Committee sets the corporate financial performance targets and personal objectives for the Chief Executive Officer and for other executives based on recommendations from the Chief Executive Officer and Human Resources. These performance targets and objectives are designed to encourage strong financial results and maximize long-term shareholder value. Target bonuses for the named executive officers were set at 80% of base pay for 2009, except for the Chief Executive Officer whose target bonus was set at 110% of base pay for 2009. These percentages were selected after reviewing market data provided by the Company’s compensation consultant, which indicated that these percentages for target bonus put the Company between approximately the 65th and 80th percentiles. The amount of the bonus actually paid was not determined with reference to the market data but rather with regard to the realization of the Company objectives and personal objectives described below. Based on the recommendations of the Company’s compensation consultant and current trends in executive compensation, under the Company’s 2010 Annual Incentive Bonus Guidelines, target bonuses for the named executive officers will generally range between 80% and 110% of base salary. The Compensation Committee expects that the target bonus percentile of salary may change in the future.

Bonus payments under the 2009 Annual Incentive Bonus Guidelines for all named executive officers other than Ms. Colleran were based 80% on the Company’s Consolidated Financial Metric (“CFM”), which consists of financial performance targets for revenue, earnings per share and cash flows. The Compensation Committee retains discretion under the Annual Incentive Bonus Guidelines to adjust actual results by removing the impact of foreign currency exchange rate fluctuations and unusual items in the calculation of the CFM. The calculated earned payout based on each CFM performance metric is adjusted 5% for each 1% of outperformance or underperformance, as the case may be, against the CFM performance target. The 2009 Annual Incentive Bonus Guidelines do not provide for bonuses if KCI fails to attain at least 80% of the CFM performance targets. The remaining 20% of bonus payments under the 2009 Annual Incentive Bonus Guidelines were based on achievement of the Company’s Corporate Scorecard Objectives in the following areas (with specified target objectives which will be revised each year):

•	market penetration (specific product categories and account conversions);

•	innovation (product development and pipeline targets);

•	execution (on-time delivery targets and launch dates for new products);

•	organizational excellence (leadership bench strength and retention targets); and

•	financial management (productivity increases, research and development spending, management of working capital).

The weighted earned payout for 2009 was 82%. A summary of these performance measures constituting the CFM and the Corporate Scorecard Objectives (together, the “Consolidated Corporate Metric”) as well as the related fiscal 2009 results are as follows (dollars in thousands):

Performance Measure	Fiscal 2009 Target		Fiscal 2009 Result	Fiscal 2009 Attainment (% of Target)	Earned Payout (%)(4)	Weighting Factor (%)	Weighted Earned Payout (%)
Revenue Growth (1)	115.7%		108.2%	93.5	65	25	16
EPS Growth (2)	110.6%		104.3%	94.4	70	30	21
Consolidated Cash Flow (3)	$506,417		$509,738	100.7	105	25	26
Corporate Scorecard Objectives	Market penetration; innovation; execution; organizational excellence; and financial management	}	92.5%	92.5	92.5	20	19
	Consolidated Corporate Metric						82

(1)	Revenue growth target and result are expressed as a percent of 2008 actual performance. Revenue growth excludes the effect of foreign currency fluctuations.

(2)

EPS growth target and result are expressed as a percent of 2008 actual performance. EPS growth excludes the effect of foreign currency fluctuations and costs associated with any significant and unusual items as determined by the Compensation Committee.

(3)

Consolidated cash flow is defined as EBITDA, less capital expenditures, and excludes the effect of foreign currency fluctuations and costs associated with any significant and unusual items as determined by the Compensation Committee.

(4)

Earned payout percentage for each CFM performance metric is adjusted from a base of 100% by 5% for each 1% of outperformance or underperformance against the performance target. Earned payout percentage for the corporate scorecard objectives is based on the number of objectives met or exceeded for fiscal year 2009.

For 2009, employees of the Company’s regenerative medicine business unit, LifeCell (including Ms. Colleran), had their annual incentive bonus payouts based 70% on LifeCell’s overall financial and scorecard performance and 30% on the overall KCI performance. LifeCell’s overall financial and scorecard performance was at a level of 95% based on achievement of specified financial targets for LifeCell revenue, Strattice™ revenue and profit goals for the LifeCell business unit. At the time the financial measures were established, they were considered significant but achievable with rigorous commitment, as they represented significant growth over the 2008 comparable period performance. Combining these factors, the consolidated corporate metric for employees in the regenerative medicine business unit was 91%.

A further assessment of each executive’s individual performance (taking into account performance against personal objectives and other factors) was made and used as a multiple ranging from 0% to 150% and applied to calculate the final bonus payout for each executive, subject to an overall cap of 200% of target bonus. The Annual Incentive Bonus Guidelines are pre-established by the Compensation Committee each year and communicated to the Company’s executive officers. However, pursuant to the terms of the guidelines, the Compensation Committee retains the discretion to award some, all, or none of the bonuses described in the guidelines, depending on certain factors. The Compensation Committee establishes personal objectives for each executive based on recommendations by the Chief Executive Officer and the most senior Human Resources executive with a view towards primarily objective, metrically driven goals. However, some personal objectives by nature have a subjective component. As such, in selected instances, the Compensation Committee may exercise its discretion with respect to whether such subjective goals have been achieved and may adjust bonus calculations which may yield higher or lower bonus amounts than would result from a purely formulaic approach. In certain instances, the Compensation Committee may also determine to award no bonus, such as in the case of termination of employment of an executive officer. In establishing the objectives under both the CFM and the Corporate Scorecard Objectives, the Committee sets standards at levels it believes are significant but achievable with rigorous personal commitment.

The table below summarizes the decisions of the Compensation Committee with regard to the annual performance bonus amounts for each named executive officer for fiscal year 2009.

Name	Base Salary Rate ($)	Target Bonus (%)	Target Bonus ($)	Consolidated Corporate Metric (%)	Individual Multiple (%)	Actual Bonus (%)	Actual Bonus ($)
Catherine M. Burzik	845,000	110	929,500	82	100	82	762,190
Martin J. Landon	420,000	80	336,000	82	102	84	281,030
Michael C. Genau (1)	490,000	80	179,667	82	95	78	139,960
Lisa N. Colleran (2)	397,500	80	318,000	91	95	86	274,911
Stephen D. Seidel	379,500	80	303,600	82	95	78	236,504

(1)	Mr. Genau’s bonus was pro-rated for 2009 based on his start date with the Company.

(2)

As leader of the Company’s LifeCell division, the consolidated corporate metric for Ms. Colleran was 91%, based 70% on LifeCell’s overall financial and scorecard performance and 30% on the overall KCI performance.

In calculating the individual attainment multiple for each named executive officer under the 2009 Annual Incentive Bonus Guidelines, the Compensation Committee considered the overall contribution of each named executive officer to the CFM and the Corporate Scorecard Objectives, together with each executive’s accomplishment of the key personal objectives established for the 2009 fiscal year.

Ms. Burzik’s individual performance was determined by the Board of Directors in accordance with its annual CEO evaluation procedure, which included her own self-evaluation and an evaluation by each non-executive director of her overall performance and her contribution to the Company’s performance under the Consolidated Corporate Metric, which had a Weighted Earned Payout of 82% as set forth above. As a result of this evaluation, the Compensation Committee assigned Ms. Burzik the individual multiple of 100% set forth in the above table. The Compensation Committee based Ms. Burzik’s individual multiple on her performance and accomplishments in 2009, including successfully leading the development and execution of the Company’s strategic plan and Corporate Scorecard Objectives.

Mr. Landon’s individual performance was determined based on his contribution to the Company’s Consolidated Corporate Metric described above, together with his accomplishment of personal objectives for 2009, including:

•	ensuring quality internal control environment with respect to financial reporting;

•	establishing a global shared services infrastructure and implementing a related IT platform;

•	supporting corporate development activities; and

•	managing financial operations to achieve the Company’s financial performance targets.

The Compensation Committee determined that Mr. Landon met or exceeded each of his objectives in assigning him the individual multiple set forth in the table above.

Mr. Genau’s individual performance was determined based on his contribution to the Company’s Consolidated Corporate Metric described above, together with his accomplishment of personal objectives for 2009, including:

•

achieving specified revenue and profit goals for the Active Healing Solutions™ (“AHS”) business unit. At the time the financial measures were established, they were considered significant but achievable with rigorous personal commitment, as they represented significant growth over the 2008 comparable period performance;

•	achieving regulatory approval in Japan to begin market development activities for AHS products; and

•

achieving new product launch plans and revenue target for new products. At the time the measures were established, they were considered significant but achievable with rigorous personal commitment, as they represented the rapid commercialization of new products to help the Company maintain market share in light of increased competition.

The Compensation Committee determined that Mr. Genau realized a substantial portion of these objectives in assigning him the individual multiple set forth in the table above.

Ms. Colleran’s individual performance was determined based on her contribution to the Company’s Consolidated Corporate Metric described above, together with her accomplishment of personal objectives for 2009, including:

•	achieving specified financial targets for LifeCell revenue, Strattice™ revenue and profit goals for the Company’s LifeCell business unit;

•	completing a robust LifeCell product portfolio plan;

•	achieving new product launch plans and revenue targets for new LifeCell products, as the rapid commercialization of new products is key to maintaining consistent revenue growth rates;

•	achieving targeted production capacity measures for LifeCell tissue matrix products; and

•	completing training of LifeCell employees on corporate compliance initiatives.

At the time the measures above were established, they were considered significant but achievable with rigorous personal commitment. The Compensation Committee determined that Ms. Colleran realized a substantial portion of these objectives in assigning her the individual multiple set forth in the table above.

Mr. Seidel’s individual performance was determined based on his contribution to the Company’s Consolidated Corporate Metric described above, together with his accomplishment of personal objectives for 2009, including:

•	establishing a global shared services infrastructure;

•	establishing a global compliance council;

•	successfully executing the Company’s intellectual property litigation and patent portfolio strategies;

•	driving corporate development and organizational efforts for the Company’s Therapeutic Support Systems (“TSS”) business unit for the fourth quarter of 2009; and

•

achieving revenue and profit goals for the TSS business unit for the fourth quarter of 2009. At the time the financial measures were established, they were considered significant but achievable with rigorous personal commitment, as they represented significant sequential growth over the third quarter of 2009 comparable period performance.

The Compensation Committee determined that Mr. Seidel realized a substantial portion of these objectives in assigning him the individual multiple set forth in the table above.

Executive Long-Term Incentives

KCI places significant emphasis on long-term incentives in executive compensation. Long-term incentives are designed to promote sustained shareholder value by encouraging executives to set and execute strategic goals that provide for continued long-term growth and profitability. KCI has used an annual equity grant of stock options, restricted stock, restricted stock units and/or performance shares to incentivize the performance of named executive officers. This combination of equity-based incentives is intended to align executives’ interests with KCI’s achievement of financial objectives that enhance shareholder value, and enable KCI to competitively attract, retain and motivate executive talent in a marketplace where such incentives are prevalent.

Initial equity grants for newly-hired executive officers are reviewed and approved by the Compensation Committee based on the recommendations of management with reference to market analyses. Equity grant amounts are based on job responsibilities and potential for individual contribution, with reference to the levels of total compensation, which includes the value of long-term incentive amounts of executives in KCI’s peer group. Consequently, Ms. Burzik as our CEO received larger long-term incentive grants in 2009 compared to our other named executive officers. Initial equity grants are generally larger than those distributed annually to provide sufficient long-term incentives for new executives. All awards of stock options are made at the market price at the time of the award, which is equal to the closing price of KCI’s shares on the date of grant. All equity grants made to executives since KCI’s IPO have been issued under the KCI 2004 Equity Plan or the KCI 2008 Omnibus Stock Incentive Plan.

Annual equity grant values are determined based upon information on long-term incentive market analyses obtained by the Compensation Committee. Generally, at its first quarterly meeting of each year, the Compensation Committee reviews and approves a range of Black-Scholes grant values assigned to different eligible employee salary grades. Stock option awards made pursuant to these guidelines have an exercise price equal to the closing price of KCI shares on the date of grant, which is scheduled to coincide with the Compensation Committee’s first quarterly meeting following KCI’s fourth quarter earnings release. During that meeting, the Compensation Committee determines the appropriate number of options and restricted stock for grantees within each eligible salary grade.

KCI uses a combination of stock options, restricted stock, restricted stock units and/or performance shares. Award levels are determined based on market data provided by our compensation consultant. Typically, time-based stock options have a ten year life and vest annually in equal increments over a four-year period. For grants of restricted stock and restricted stock units made in 2005, 2006 and 2007, restrictions generally were scheduled to lapse in one-third increments on the fourth, fifth and sixth anniversaries of the grant, with restrictions lapsing on an accelerated basis if the annual CFM for the year prior to the grant are exceeded by designated thresholds. For example, for restricted stock grants made in 2007, restrictions would lapse on the third, fourth and fifth anniversaries of the grant if the Company reached 125% of the CFM for 2006 prior to the grant otherwise vesting by passage of time. Similarly, these restrictions would lapse on the first, second and third anniversaries if the Company reached 175% of the 2006 CFM prior to the grant otherwise vesting by passage of time. For restricted shares granted in 2008, restrictions lapse 100% on the third anniversary of grant.

Prior to 2008, the relative valuation mix of stock options and restricted stock grants was weighted with 75% of annual long-term incentive value in stock options and 25% of the annual long-term incentive value was delivered in restricted stock or restricted stock units. Based on the recommendations of the Company’s compensation consultant and trends in executive compensation, commencing in 2008, equity grants for named executive officers consisted of three components: stock options, restricted stock, and performance shares (performance-based restricted stock units). In 2008, 50% of the value of the annual equity grant to the named executive officers was delivered in stock options which vest ratably over four years, 25% of the value was delivered in restricted stock (the restrictions on which lapse upon the third anniversary of the grant date), and 25% of the grant date value was delivered in performance shares.

The lapsing of restrictions on 2008 performance shares was tied to achievement of annual incremental revenue milestones over a three-year performance period based on the following schedule: (i) if at least 80% but less than 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-sixth of the performance shares will vest on the next anniversary of the grant date, and (y) an additional one-sixth of the performance shares will also vest for a prior year for which no vesting has occurred; and (ii) if at least 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-third of the performance shares will vest on the next anniversary of the grant date, and (y) any unvested performance shares that were eligible for vesting for a prior year will also vest. As a result of the Company’s financial performance in 2008 and 2009, the Company does not believe that the restrictions on the performance shares granted in 2008 will lapse in the future, and accordingly, any unvested shares will be forfeited.

In 2009, equity grants to named executive officers consisted solely of stock option grants, with 25% of the options subject to performance-based vesting and 75% of the options subject to time-based vesting (over four years). Based on the recommendations of the Company’s compensation consultant and trends in executive compensation, the Compensation Committee determined that approximately 25% of option grants to executive officers in 2009 should vest based on certain performance criteria so as to tie the executives’ compensation more closely to the Company’s success and the interests of its shareholders. Accordingly, one-third of these performance-based options granted in February 2009 were scheduled to vest on the first anniversary of grant if the Company attained its 2009 target CFM; an additional third (as well as the first tranche, if not already vested) will vest on the second anniversary of grant if the 2010 CFM is at least 107.5% of the 2009 target CFM; and finally any unvested portion of the option will vest if the 2011 CFM is at least 115.6% of the 2009 target CFM. Moreover, a special accelerated vesting rule provided that one-half of the performance-based option grant would vest if the Company’s 2009 CFM is at least 110% of the 2008 CFM (in which case the foregoing general vesting rule will be suspended to that extent), and the performance-based option will vest in full if the Company’s 2010 CFM is at least 121% of the 2008 CFM. On February 20, 2009, the Compensation Committee awarded 62,500 performance-based options and 187,500 time-based options to Ms. Burzik; 21,000 performance-based options and 63,000 time-based options to Mr. Landon; 20,000 performance-based options and 60,000 time-based options to Ms. Colleran; and 15,250 performance-based options and 84,750 time-based options to Mr. Seidel.

In 2010, annual equity grants for named executive officers were composed 70% of stock option grants (with time-based vesting over four years) and 30% of performance-based restricted stock units, based on the recommendations of the compensation consultant and current trends in executive compensation. Vesting of the performance-based restricted stock units will be based on the achievement of certain free cash flow targets over a three-year period, as measured by comparing free cash flow for 2012 against free cash flow for 2009. Accordingly, if the threshold target of 15% growth in free cash flow is met, 25% of the performance-based restricted stock units will vest. If the target of 60% growth in free cash flow is met, 50% of the performance-based restricted stock units will vest, and 100% of the performance-based restricted stock units will vest if the stretch target of 140% growth in free cash flow is met. Performance between these established milestones will result in vesting on a proportionate basis. On February 23, 2010, the Compensation Committee awarded 144,000 time-based options and 60,000 performance-based restricted stock units to Ms. Burzik, 38,000 time-based options and 15,000 performance-based restricted stock units to Mr. Landon, 38,000 time-based options and 15,000 performance-based restricted stock units to Mr. Genau, 32,000 time-based options and 12,750 performance-based restricted stock units to Ms. Colleran, and 26,000 time-based options and 10,500 performance-based restricted stock units to Mr. Seidel.

Equity grants are made to new officers based on market data and as necessary to obtain their services; from time to time the Compensation Committee may make supplemental grants as it deems necessary to secure the retention of various continuing employees, in light of new hiring and otherwise. Upon his hire on July 15, 2009, Mr. Genau received a grant of 165,000 time-based options and 33,000 restricted shares.

Other Benefits and Perquisites

KCI provides the named executive officers with health and welfare benefits that are available to all KCI employees. International plans may vary, but employees and executives generally participate in health and welfare programs designed to attract and retain employees in a competitive marketplace while providing protection against any hardships otherwise arising from an illness, disability or death.

KCI also makes available to its executive officers certain benefits and perquisites that the Compensation Committee believes are reasonable and consistent with the overall executive compensation program. These executive benefits and perquisites are intended to serve as part of a competitive total compensation program and to enhance the executive’s ability to efficiently perform his or her responsibilities and minimize distractions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The named executive officers are provided with reimbursement for tax planning services. This amount is only available as a reimbursement, not as a guaranteed amount, and was limited in 2009 up to $5,240 for Ms. Burzik as Chief Executive Officer and up to $1,500 for the other named executive officers. KCI also provides named executive officers with an annual executive physical exam, and this benefit was limited in 2009 to an expenditure of $1,653 for Ms. Burzik and each of the other named executive officers. The attributed costs of these personal benefits are included in the “All Other Compensation” column of the 2009 Summary Compensation Table below.

From time to time, named executive officers are provided with special retention or signing bonuses in connection with new hire or special retention arrangements. Mr. Genau was provided a one-time signing bonus of $100,000 payable upon his start date with the Company to compensate him for equity forfeited as a result of his resignation from his previous position. Ms. Colleran’s employment agreement, which was entered into in April 2008, provides for two retention payments in the amount of $418,600 in each of May 2009 and May 2010. At the time of Mr. Seidel’s appointment as Global President, Therapeutic Support Services, he was provided with special incentive bonus opportunity related to revenue of the TSS business unit for the fourth quarter of 2009, which was achieved resulting in a bonus payment of $25,000.

Termination Payments

The Company enters into severance arrangements with its named executive officers (by entering into employment and/or retention agreements) based on market practice as identified by the compensation consultant, which recognizes that senior executives are often unwilling to join and/or remain at a company without the assurance that they will be provided with a customary severance package if they are terminated by the Company other than for cause. In this regard, Ms. Burzik’s severance arrangements were negotiated in 2006 as part of an overall package deemed necessary by the Compensation Committee to induce her to join the Company. The Company has also entered into severance arrangements with all of the other named executive officers with a view to ensuring their employment and preventing the distraction and loss of key employees which might otherwise occur in connection with rumored or actual fundamental corporate changes, and to promote retention despite the uncertainties of a contemplated or pending transaction. The Compensation Committee determined which particular events would trigger payment based on current market practice. These agreements have been structured with the terms and payout levels described below based on benchmark data provided by the compensation consultant. Please refer to the “Potential Payments Upon Termination or Change in Control,” below, for more information regarding potential payments upon termination.

As more fully described under the heading “Effect of Change in Control on Executive Compensation,” for equity grants to employees under the 2004 Equity Plan and 2008 Omnibus Stock Incentive Plan, unless otherwise provided in an award agreement, if a participant’s employment or service is terminated by the Company other than for “Cause” (as defined in the applicable plan and described in “Potential Payments Upon Termination or Change in Control,” below) within 24 months following a change in control, then all outstanding options, shares of restricted stock and restricted stock units immediately vest. For equity grants to employees made pursuant to the 2008 Omnibus Stock Incentive Plan award agreements, all outstanding options, shares of restricted stock and restricted stock units immediately vest upon death or disability. The Compensation Committee determined which particular events would trigger payment based on recommendations from the compensation consultant and then-current practices within the peer group. Pursuant to Ms. Burzik’s offer letter, in the event that her employment is terminated by the Company other than for “Cause” or by Ms. Burzik for “Good Reason” (each as defined in Ms. Burzik’s offer letter and described in “Potential Payments Upon Termination or Change in Control,” below), then her new hire grant of stock options will become fully vested and the stock options will remain exercisable for three years following her termination. In November 2006, Mr. Seidel also received a one-time equity grant of non-qualified options which vest ratably over four years, and which provides for immediate vesting upon termination of his employment by the Company other than for cause.

Effect of Change in Control on Executive Compensation

Under the 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan, if a participant’s employment or service is terminated by the Company other than for “Cause” (as defined in the applicable plan and described in “Potential Payments Upon Termination or Change in Control,” below) within 24 months following a change in control, then all outstanding options, shares of restricted stock and restricted stock units immediately vest. In addition, under the 2004 Equity Plan, unless otherwise provided in an award agreement, upon a change in control, all outstanding options, shares of restricted stock and restricted stock units vest immediately unless such awards are either assumed or an equitable substitution is made.

The Compensation Committee approved these change in control provisions to prevent the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes, and to promote retention despite the uncertainties of a contemplated or pending transaction. The Compensation Committee determined which particular events would trigger payment based on market practice as identified by the Company’s independent compensation consultant.

Pursuant to Ms. Burzik’s offer letter, in the event of a change in control, her new hire restricted stock and stock option awards immediately and fully vest. Additionally, if it is determined that any payments to her would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), KCI will pay Ms. Burzik a gross-up payment in an amount such that, after payment by her of all income and other taxes imposed on the gross-up payment, she retains an amount of the gross-up payment sufficient to pay such excise tax.

Pursuant to Ms. Colleran’s employment agreement, if it is determined that any payments to her would be subject to the excise tax under Code Section 4999 in the event of a change in control, she is subject to a “Better After Tax” provision. This “Better After Tax” provision reduces Ms. Colleran’s change in control payments if she would receive more on an after tax basis due to the reduction. Otherwise, Ms. Colleran’s change in control payments are not reduced and Ms. Colleran is subject to the excise tax.

Please refer to “Potential Payments Upon Termination or Change in Control,” below, for more information regarding the effects of a change in control on executive compensation.

Tally Sheets

The Compensation Committee annually reviews total compensation tally sheets which describe all components of compensation for senior executives, including salary, target bonus, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to KCI of all perquisites and other personal benefits, and compensation under several potential severance and change-in-control scenarios. Based on this review for 2009 compensation, the Compensation Committee determined compensation for KCI’s named executive officers to be appropriate.

Management Stock Ownership Guidelines

The Compensation Committee has adopted management stock ownership guidelines which encourage KCI executives to focus their efforts on the long-term success of KCI and to align executive and shareholder interests. These guidelines apply to the following senior executives indicated below at the indicated levels of aggregate fair market value in equity securities held.

Position	Stock Ownership Guidelines
Chief Executive Officer	5x annual base salary
EVP & Chief Financial Officer	3x annual base salary
EVP, CAO & General Counsel	3x annual base salary
Division Presidents	3x annual base salary
Other Executive Committee Members	2x annual base salary

The following shares count towards fulfillment of the stock ownership guidelines:

•	Shares owned outright by the executive or his or her immediate family members residing in the same household;

•	Restricted shares (as long as removal of restrictions is not contingent solely on performance);

•	Shares held in the Employee Stock Purchase Plan; and

•	Vested, in-the-money stock options.

The value of unvested stock options does not count in determining compliance with the guidelines.

The target date for compliance for all covered senior executives employed by KCI is seven years from the date on which such executive was appointed to the executive committee. If an executive’s stock ownership guideline increases because of change in title, a three-year period to achieve the incremental guideline will begin on the effective date of the change. Share ownership levels must be maintained for as long as the executive is subject to the management stock ownership guidelines.

Annually, the Compensation Committee will review progress towards compliance with the guidelines, which permit variances in the event of extraordinary hardship or a precipitous decline in stock value. If an executive fails to meet his/her stock ownership guideline by the target date, the Compensation Committee will review individual compliance issues on a case-by-case basis to determine the reasons for the executive being out of compliance. In cases where the Compensation Committee chooses to assist an executive to meet his/her stock ownership guideline, the Committee may require the following: (a) that up to 30% of any annual incentive bonus be paid in whole shares, which must be held for a minimum of two years from the date of award, and (b) that such executive shall not, without the approval of the Compensation Committee, sell any shares (other than a sale of shares to cover taxes in connection with the lapsing of restricted shares) until he or she achieves compliance. As of March 31, 2010, all of KCI’s executive officers were in compliance with the guidelines.

Section 162(m) Policy

Code Section 162(m) generally places a $1,000,000 limit on the amount of non-performance based compensation that KCI may deduct in any one year with respect to its Chief Executive Officer and three next most highly compensated executive officers, other than the Chief Financial Officer. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. KCI’s shareholder-approved 2004 Equity Plan and 2008 Omnibus Stock Incentive Plan are qualified so that certain awards under the plan constitute performance-based compensation not subject to Code Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Policy on Recovery of Compensation

In February 2010, the Board of Directors formally adopted a Compensation Adjustment Policy. The goal of the policy is to ensure the fair and accurate payment of bonus and incentive compensation to executive officers based on the Company’s actual financial performance if subsequent information is revealed which leads to a restatement of financial results. Under the policy, in the event of a restatement of the Company’s financial results due to material noncompliance with any then-applicable financial reporting requirement under either GAAP or the federal securities laws, the Board may require executive officers of the Company to repay any portion of bonus or incentive compensation payments which are in excess of the amounts that would have been paid based on the restated financial results. In addition, the Board has the discretion to cause the Company to make incremental payouts to executive officers and other employees if any restatement of the Company’s financial results indicates that the Company should have made higher bonus or incentive compensation payments than those actually made.

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

C. Thomas Smith, Chairman

Ronald W. Dollens

Donald E. Steen

Carl F. Kohrt

2009 Summary Compensation Table

The following table provides information concerning the 2009 compensation of the named executive officers; 2008 and 2007 compensation is presented for executives who were also named executive officers in 2008 and 2007. In accordance with SEC rules, 2008 and 2007 compensation is not presented for Mr. Genau or Ms. Colleran because they were not named executive officers in those years. The 2009 Summary Compensation Table and the Grants of Plan-Based Awards in 2009 table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our program.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Catherine M. Burzik Chief Executive Officer and President	2009	845,000	—	—	2,772,063	762,190	8,837	4,388,090
	2008	833,750	—	2,292,525	2,125,791	714,025	7,254	5,973,345
	2007	800,000	—	1,059,252	2,773,425	1,175,200	348,794	6,156,671

Martin J. Landon Executive Vice President and Chief Financial Officer	2009	415,000	—	—	931,413	281,030	6,115	1,633,558
	2008	396,250	—	796,950	734,981	260,260	5,285	2,193,726
	2007	358,333	—	211,850	554,781	282,783	4,995	1,412,742

Michael C. Genau Global President, Active Healing Solutions	2009	226,439	100,000	856,350	2,015,079	139,960	215,383	3,553,211

Lisa N. Colleran President, LifeCell	2009	391,875	418,600	—	887,060	274,911	4,000	1,976,446

Stephen D. Seidel Global President, Therapeutic Support Systems, and General Counsel	2009	370,875	25,000	—	1,109,712	236,504	6,701	1,748,792
	2008	342,500	—	618,413	565,370	224,474	5,809	1,756,566
	2007	331,750	—	211,850	554,781	239,433	5,484	1,343,298

(1)	The material terms of each named executive officer’s employment agreement or arrangement is described below, under the heading “Executive Officer Employment Agreements.”

(2)	The column “Salary” indicates the amount of base salary paid to the named executive officer during the fiscal year.

(3)

The 2009 Bonus amount paid to Mr. Genau was a sign on bonus; the 2009 Bonus amount paid to Ms. Colleran was a retention bonus; and the 2009 Bonus amount paid to Mr. Seidel was a special incentive bonus earned relating to achievement of specified revenue targets in the fourth quarter of 2009 for the TSS business unit.

(4)

The columns “Stock Awards” and “Option Awards” indicate the aggregate grant date fair value of awards in the year they were granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The 2009 and 2008 performance based awards have been included in this table at their grant date aggregate fair value, as they were expected to vest 100% at their grant date. For a discussion of valuation assumptions, please see Note 1(u) to the 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please also refer to the “Grants of Plan-Based Awards in 2009” table below for additional information regarding stock awards granted in 2009. The amounts reported for 2008 and 2007 have been restated to reflect the aggregate grant date fair value for the respective years, in accordance with recently-issued SEC rules.

(5)

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus, or AIB, plan. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, our AIB awards are annual awards and the payments under those awards are made based upon the achievement of financial results and personal objectives measured as of December 31 of each fiscal year; accordingly, the amount we report for AIB corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.

(6)	In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites unless the aggregate amount of such perquisites was less than $10,000;
•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;
•	our contributions to the Company’s retirement plans; and
•	any life insurance premiums we paid during the year for the benefit of a named executive officer.

In accordance with SEC regulations, we report use of corporate resources by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts in the “All Other Compensation” column include amounts for the following perquisites: relocation expenses, tax reimbursements, fees for tax planning services, and executive physical examination fees. Amounts for each perquisite were calculated as the actual amounts paid by KCI on behalf of each executive or reimbursements paid by KCI to such executive for such perquisite.

•	The amount for relocation expenses incurred by Mr. Genau in 2009 was $172,629.
•	The amount for tax reimbursements to Mr. Genau in 2009 was $38,677.

Executive Officer Employment Agreements

Upon hiring each of the named executive officers, KCI and the named executive officer executed an offer letter or employment agreement, as applicable, outlining the terms of employment for such officer. Each of these letters or agreements sets forth standard terms summarizing salary, bonus and benefits. None of the offer letters or employment agreements establishes a term of employment for any named executive officer. These offer letters and employment agreements are described below.

Catherine M. Burzik. On October 16, 2006, Ms. Burzik executed a written offer letter with the Company providing for her employment as President and Chief Executive Officer beginning on November 6, 2006. Her initial annual base salary was $800,000. Ms. Burzik also is eligible to receive an annual discretionary performance-based bonus up to 200% of target with a target bonus of 110% of her annual base salary pursuant to the Company’s Annual Incentive Bonus Guidelines. Ms. Burzik was initially granted options to purchase 332,000 shares of KCI stock under the 2004 Equity Plan, which vest ratably over four years, commencing on the first anniversary of her employment date. Ms. Burzik also initially received a restricted stock grant of 88,200 shares under the 2004 Equity Plan, which vested fully on November 6, 2009. All of the stock options granted to Ms. Burzik upon her hiring will immediately and fully vest upon a change in control. Ms. Burzik is also eligible for severance benefits in the event her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Martin J. Landon. In 1994, Mr. Landon executed a written offer letter with the Company providing for his employment as Senior Director of Corporate Development. Mr. Landon is currently serving as the Company’s Executive Vice President and Chief Financial Officer. Mr. Landon’s base salary for calendar year 2009 was $420,000, and he is also eligible to receive an annual discretionary performance-based bonus of up to 200% of target pursuant to the Company’s Annual Incentive Bonus Guidelines. Mr. Landon’s target bonus for 2009 was 80% of his annual base salary. Mr. Landon is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Michael C. Genau. In July 2009, Mr. Genau executed a written offer letter with the Company providing for his employment as Global President, Active Healing Solutions. Mr. Genau’s base salary in 2009 was $490,000, and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target pursuant to the Company’s Annual Incentive Bonus Guidelines. Mr. Genau’s target bonus for 2009 was 80% of his base salary. This bonus opportunity was pro-rated for 2009 based on his start date. Mr. Genau is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Lisa N. Colleran. In April 2008, Ms. Colleran executed an employment agreement with LifeCell Corporation providing for her employment as Vice President, Commercial Operations. Ms. Colleran is currently serving as President of LifeCell. Ms. Colleran’s base salary in 2009 was $397,500, and she is also eligible to receive an annual discretionary performance-based bonus up to 200% of target pursuant to the Company’s Annual Incentive Bonus Guidelines. Ms. Colleran’s target bonus for 2009 was 80% of her base salary. Ms. Colleran is also eligible for severance benefits in the event her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Stephen D. Seidel. In 2005, Mr. Seidel executed a written offer letter with the Company providing for his employment as Senior Vice President, General Counsel and Secretary. Mr. Seidel is currently serving as Global President, Therapeutic Support Systems and General Counsel. Mr. Seidel’s base salary for calendar year 2009 was $379,500, and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target pursuant to the Company’s Annual Incentive Bonus Guidelines. Mr. Seidel’s target bonus for 2009 was 80% of his annual base salary. Mr. Seidel is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Grants of Plan-Based Awards in 2009

The following table provides information concerning awards made to the named executive officers in 2009.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Option Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name			Threshold(3) ($)	Target ($)	Maximum ($)	Threshold(3) (#)	Target (#)	Maximum (#)
Catherine M. Burzik			—	929,500	1,859,000	—	—	—	—	—	—	—
	2/20/09	—	—	—	—	—	62,500	62,500	—	—	24.78	688,750
	2/20/09	—	—	—	—	—	—	—	—	187,500	24.78	2,083,313

Martin J. Landon			—	336,000	672,000	—	—	—	—	—	—	—
	2/20/09	—	—	—	—	—	21,000	21,000	—	—	24.78	231,420
	2/20/09	—	—	—	—	—	—	—	—	63,000	24.78	699,993

Michael C. Genau			—	179,667	359,333	—	—	—	—	—	—	—
	7/15/09	6/19/09	—	—	—	—	—	—	33,000	—	25.95	856,350
	7/15/09	6/19/09	—	—	—	—	—	—	—	165,000	25.95	2,015,079

Lisa N. Colleran			—	318,000	636,000	—	—	—	—	—	—	—
	2/20/09	—	—	—	—	—	20,000	20,000	—	—	24.78	220,400
	2/20/09	—	—	—	—	—	—	—	—	60,000	24.78	666,660

Stephen D. Seidel			—	303,600	607,200	—	—	—	—	—	—	—
	2/20/09	—	—	—	—	—	15,250	15,250	—	—	24.78	168,055
	2/20/09	—	—	—	—	—	—	—	—	84,750	24.78	941,657

(1)

These columns report the range of potential amounts pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus guidelines, or AIB. Actual 2009 AIB payments were made in March 2010 and these amounts are reported in the 2009 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	This column reports the FASB ASC Topic 718 value of awards granted during 2009.

(3)	The 2009 Annual Incentive Bonus guidelines and the 2009 Equity Incentive Plan Option Awards do not provide for a threshold; therefore, these columns are left blank intentionally.

Material Terms of Plans that Govern Share-Based Awards

In 2004, KCI’s shareholders approved the 2004 Equity Plan and the 2004 Employee Stock Purchase Plan. In May of 2008, upon shareholder approval of the 2008 Omnibus Stock Incentive Plan, the Board of Directors determined that no new equity grants would be made under the 2004 Equity Plan. The 2004 Equity Plan was effective on February 27, 2004 and reserved for issuance a maximum of 7,000,000 shares of common stock to be awarded as stock options, stock appreciation rights, restricted stock and/or restricted stock units. Of the authorized shares, 20% could be issued in the form of restricted stock, restricted stock units or a combination of the two. The exercise price of options granted under the 2004 Equity Plan was equal to KCI’s closing stock price on the date that the option was granted. The options granted vest and become exercisable incrementally over a period of four years unless otherwise provided in the option award agreement. The right to exercise an option terminates ten years after the grant date, unless sooner as provided for in the option award agreement. Restricted stock and restricted stock units granted under the 2004 Equity Plan generally vest over a period of three to six years unless otherwise provided in the award agreement. Unless otherwise provided in an award agreement, in the event of a change in control, all outstanding restricted stock and restricted stock unit awards under the plan will vest, and all options and stock appreciation rights under the plan will become vested and exercisable unless the awards are either assumed or an equitable substitution is made for them. In addition, if within 24 months following the change in control, the participant’s employment is terminated by the Company other than for “Cause” (as defined in the 2004 Equity Plan and described in “Potential Payments Upon Termination or Change in Control,” below), then all outstanding restricted stock and restricted stock unit awards under the plan will vest, and all options and stock appreciation rights under the plan will become vested and exercisable.

On May 20, 2008, KCI’s shareholders approved the 2008 Omnibus Stock Incentive Plan, which provides for the reservation of 6,125,000 shares of common stock, plus any and all shares of common stock that would have been returned to the Directors Stock Plan and the 2004 Equity Plan by reason of expiration of its term or cancellation upon termination of employment or service. The 2008 Omnibus Stock Incentive Plan is administered by the Compensation Committee, and provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, stock bonuses, cash awards, or any combination of the foregoing. The exercise price per share of stock purchasable under the 2008 Omnibus Stock Incentive Plan is determined by the administrator in its sole discretion at the time of grant but may not be less than 100% of the fair market value of KCI’s closing stock price on such date. The term of each stock option under the plan is fixed by the administrator, but no stock option is exercisable more than ten years after the date such stock option is granted. Unless otherwise provided in an award agreement, if within 24 months following a change in control, the participant’s employment is terminated by the Company other than for “Cause” (as defined in the 2008 Omnibus Stock Incentive Plan and described in “Potential Payments Upon Termination or Change in Control,” below), then (i) all outstanding time-based awards under the plan will vest and all restrictions on such awards will lapse, and (ii) all outstanding performance-based awards under the plan will vest as if target performance has been achieved and all restrictions on such awards will lapse as if target performance has been achieved.

Unless otherwise provided in an award agreement, the unvested portion of awards granted under the 2004 Equity Plan or the 2008 Omnibus Stock Incentive Plan will be immediately cancelled upon termination of a participant’s employment or service with KCI, its subsidiaries and its affiliates. Generally, in the case of a participant whose employment or service terminates for reasons other than death or disability, all options and stock appreciation rights that are exercisable at the time of termination may be exercised by the participant for no longer than 30 days after the date of termination under the 2004 Equity Plan and 90 days after the date of termination under the 2008 Omnibus Stock Incentive Plan, and if such termination is by reason of death or disability, the exercisability period will be for no longer than 180 days after the date of termination under both plans. If a participant’s employment or service terminates for “Cause” (as defined in the applicable plan and described in “Potential Payments Upon Termination or Change in Control,” below), all options and stock appreciation rights held by the participant will immediately terminate. No option or stock appreciation right will be exercisable after the expiration of its term. For a discussion of the vesting of named executive officers’ awards under the 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan, please refer to the discussion under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information concerning unexercised options, restricted stock and restricted stock units that have not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of 2009. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For restricted stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested, including restricted stock that is both unearned and unvested.

We computed the market value of restricted stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

Name	Option Awards(1)					Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Catherine M. Burzik	219,000	83,000	—	33.99	11/6/2016	—	—	—	—
	57,766	57,764	—	51.42	4/2/2017	—	—	—	—
	23,500	70,500	—	51.75	2/19/2018	—	—	—	—
	—	187,500	—	24.78	2/20/2019	—	—	—	—
	—	—	62,500	24.78	2/20/2019	—	—	—	—
	—	—	—	—	—	42,400	1,596,360	—	—
	—	—	—	—	—	—	—	22,500	847,125

Martin J. Landon	50,000	—	—	10.00	3/31/2010	—	—	—	—
	15,000	—	—	44.41	4/1/2014	—	—	—	—
	15,000	—	—	59.58	4/1/2015	—	—	—	—
	18,285	6,095	—	41.17	4/1/2016	—	—	—	—
	11,556	11,554	—	51.42	4/2/2017	—	—	—	—
	8,125	24,375	—	51.75	2/19/2018	—	—	—	—
	—	63,000	—	24.78	2/20/2019	—	—	—	—
	—	—	21,000	24.78	2/20/2019	—	—	—	—
	—	—	—	—	—	14,686	552,928	—	—
	—	—	—	—	—	—	—	7,800	293,670

Michael C. Genau	—	165,000	—	25.95	7/15/2019	—	—	—	—
	—	—	—	—	—	33,000	1,242,450	—	—

Lisa N. Colleran	15,000	45,000	—	40.71	5/19/2018	—	—	—	—
	5,000	15,000	—	35.05	8/27/2018	—	—	—	—
	—	60,000	—	24.78	2/20/2019	—	—	—	—
	—	—	20,000	24.78	2/20/2019	—	—	—	—
	—	—	—	—	—	20,000	753,000	—	—

Stephen D. Seidel	14,500	—	—	59.58	4/1/2015	—	—	—	—
	12,000	—	—	50.78	10/12/2015	—	—	—	—
	9,000	—	—	39.01	11/14/2015	—	—	—	—
	10,970	5,485	—	41.17	4/1/2016	—	—	—	—
	17,500	7,500	—	33.99	11/6/2016	—	—	—	—
	11,556	11,554	—	51.42	4/2/2017	—	—	—	—
	6,250	18,750	—	51.75	2/19/2018	—	—	—	—
	—	84,750	—	24.78	2/20/2019	—	—	—	—
	—	—	15,250	24.78	2/20/2019	—	—	—	—
	—	—	—	—	—	12,592	474,089	—	—
	—	—	—	—	—	—	—	6,000	225,900

(1)

See the “Equity Awards Vesting Schedule for Awards Outstanding at 2009 Fiscal Year-End” chart below for the vesting dates of options, restricted stock and restricted stock units held at fiscal-year end.

(2)

The amounts in “Market Value of Shares or Units of Stock That Have Not Vested” were calculated using the closing price of KCI’s common stock on December 31, 2009, the last NYSE trading day of our fiscal year. The closing price of our stock on this date was $37.65.

(3)	At this time it is not probable that the performance measures will be met on these restricted stock units.

Equity Awards Vesting Schedule

for Awards Outstanding at 2009 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Options Vesting (#)	Vesting Date	Number of Equity Incentive Plan Awards That Have Not Been Earned (#)(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Awards Vesting (#)	Vesting Date(2)	Number of Equity Incentive Plan Awards That Have Not Vested(3) (#)
Catherine M. Burzik	83,000	83,000	11/6/2010	—	—	—	—	—
	57,764	28,882	4/2/2010	—	—	—	—	—
	—	28,882	4/2/2011	—	—	—	—	—
	70,500	23,500	2/19/2010	—	—	—	—	—
	—	23,500	2/19/2011	—	—	—	—	—
	—	23,500	2/19/2012	—	—	—	—	—
	187,500	46,875	2/20/2010	—	—	—	—	—
	—	46,875	2/20/2011	—	—	—	—	—
	—	46,875	2/20/2012	—	—	—	—	—
	—	46,875	2/20/2013	—	—	—	—	—
	—	—	—	62,500	—	—	—	—
	—	—	—	—	42,400	6,867	4/2/2010	—
	—	—	—	—	—	21,800	2/19/2011	—
	—	—	—	—	—	6,867	4/2/2011	—
	—	—	—	—	—	6,866	8/15/2011	—
	—	—	—	—	—	—	—	22,500
Martin J. Landon	6,095	6,095	4/1/2010	—	—	—	—	—
	11,554	5,777	4/2/2010	—	—	—	—	—
	—	5,777	4/2/2011	—	—	—	—	—
	24,375	8,125	2/19/2010	—	—	—	—	—
	—	8,125	2/19/2011	—	—	—	—	—
	—	8,125	2/19/2012	—	—	—	—	—
	63,000	15,750	2/20/2010	—	—	—	—	—
	—	15,750	2/20/2011	—	—	—	—	—
	—	15,750	2/20/2012	—	—	—	—	—
	—	15,750	2/20/2013	—	—	—	—	—
	—	—	—	21,000	—	—	—	—
	—	—	—	—	14,686	2,966	4/1/2010	—
	—	—	—	—	—	1,374	4/2/2010	—
	—	—	—	—	—	7,600	2/19/2011	—
	—	—	—	—	—	1,373	4/2/2011	—
	—	—	—	—	—	1,373	8/15/2011	—
	—	—	—	—	—	—	—	7,800
Michael C. Genau	165,000	41,250	7/15/2010	—	—	—	—	—
	—	41,250	7/15/2011	—	—	—	—	—
	—	41,250	7/15/2012	—	—	—	—	—
		41,250	7/15/2013	—	—	—	—	—
	—	—	—	—	33,000	33,000	7/15/2012	—
Lisa N. Colleran	45,000	15,000	5/19/2010	—	—	—	—	—
	—	15,000	5/19/2011	—	—	—	—	—
	—	15,000	5/19/2012	—	—	—	—	—
	15,000	5,000	8/27/2010	—	—	—	—	—
	—	5,000	8/27/2011	—	—	—	—	—
	—	5,000	8/27/2012	—	—	—	—	—
	60,000	15,000	2/20/2010	—	—	—	—	—
	—	15,000	2/20/2011	—	—	—	—	—
	—	15,000	2/20/2012	—	—	—	—	—
	—	15,000	2/20/2013	—	—	—	—	—
	—	—	—	20,000	—	—	—	—
	—	—	—	—	20,000	20,000	5/19/2011	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Options Vesting (#)	Vesting Date	Number of Equity Incentive Plan Awards That Have Not Been Earned (#)(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Awards Vesting (#)	Vesting Date(2)	Number of Equity Incentive Plan Awards That Have Not Vested(3) (#)
Stephen D. Seidel	5,485	5,485	4/1/2010	—	—	—	—	—
	7,500	7,500	11/6/2010	—	—	—	—	—
	11,554	5,777	4/2/2010	—	—	—	—	—
	—	5,777	4/2/2011	—	—	—	—	—
	18,750	6,250	2/19/2010	—	—	—	—	—
	—	6,250	2/19/2011	—	—	—	—	—
	—	6,250	2/19/2012	—	—	—	—	—
	84,750	21,188	2/20/2010	—	—	—	—	—
	—	21,188	2/20/2011	—	—	—	—	—
	—	21,187	2/20/2012	—	—	—	—	—
	—	21,187	2/20/2013	—	—	—	—	—
	—	—	—	15,250	—	—	—	—
	—	—	—	—	12,592	1,106	4/1/2010	—
	—	—	—	—	—	1,374	4/2/2010	—
	—	—	—	—	—	1,416	11/6/2010	—
	—	—	—	—	—	5,950	2/19/2011	—
	—	—	—	—	—	1,373	4/2/2011	—
	—	—	—	—	—	1,373	8/15/2011	—
	—	—	—	—	—	—	—	6,000

(1)

One-third of these performance-based options granted in February 2009 are scheduled to vest on the first anniversary of grant upon attainment of the Company’s 2009 target CFM; an additional third (as well as the first tranche, if not already vested) will vest on the second anniversary of grant if the 2010 CFM is at least 107.5% of the 2009 target CFM; and finally any unvested portion of the option will vest if the 2011 CFM is at least 115.6% of the 2009 target CFM. Moreover, a special accelerated vesting rule provided that one-half of the performance-based option grant would vest if the Company’s 2009 CFM is at least 110% of the 2008 CFM (in which case the foregoing general vesting rule will be suspended to that extent), and the performance-based option will vest in full if the Company’s 2010 CFM is at least 121% of the 2008 CFM.

(2)	The vesting dates presented may accelerate based on Company financial performance as discussed in “Compensation Discussion and Analysis.”

(3)

The lapsing of restrictions on 2008 performance shares was tied to achievement of annual incremental revenue milestones over a three-year performance period based on the following schedule: (i) if at least 80% but less than 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-sixth of the performance shares will vest on the next anniversary of the grant date, and (y) an additional one-sixth of the performance shares will also vest for a prior year for which no vesting has occurred; and (ii) if at least 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-third of the performance shares will vest on the next anniversary of the grant date, and (y) any unvested performance shares that were eligible for vesting for a prior year will also vest. At this time, none of the performance targets have been met and it is not probable that the performance measures will be met on these awards.

Option Exercises and Stock Vested in 2009

The following table provides information concerning exercises of stock options and awards which vested during 2009 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which the options were exercised and for which restricted stock vested, and the aggregate dollar value realized upon exercise of options and vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Catherine M. Burzik	—	—	88,200	2,968,812
Martin J. Landon	130,000	2,809,256	1,300	27,937
Michael Genau	—	—	—	—
Lisa N. Colleran.	—	—	—	—
Stephen D. Seidel	—	—	2,524	71,486

(1)

We computed the dollar amount realized on exercise by multiplying the number of shares by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Shares withheld for minimum tax withholdings were 31,305 for Ms. Burzik; 344 for Mr. Landon; and 668 for Mr. Seidel.

(3)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the closing price of KCI stock on the day of vesting.

Potential Payments Upon Termination or Change in Control

The information below describes and estimates certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2009, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on KCI’s closing stock price on December 31, 2009 (the last NYSE trading day of 2009). These benefits are in addition to benefits available generally to salaried employees, such as distributions under KCI’s bonus plans, disability benefits and accrued salary and vacation benefits.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event and KCI’s stock price. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact.

Burzik Offer Letter. Under Ms. Burzik’s offer letter, in the event she leaves the employment of KCI for “Good Reason” or if she is terminated by the Company for any reason other than for “Cause,” she is eligible for the following severance pay and benefits: (i) a lump sum payment equal to two times her then prevailing base salary and target bonus; (ii) reimbursement of COBRA premiums for up to a total maximum of 18 months; (iii) a pro-rated payment of her incentive bonus based upon actual performance; and (iv) the full vesting of the stock options granted at the time of her hiring.

Ms. Burzik may also receive compensation equal to three times her then-prevailing base salary and target bonus in the event her employment is terminated at or after a change in control. If any lump sum payment to Ms. Burzik would individually or together with any other amounts paid or payable constitute an “excess parachute payment” within the meaning of Code Section 280G, and applicable regulations thereunder, the amounts to be paid may be increased so that Ms. Burzik would receive the amount of compensation provided in her contract after payment of the tax imposed by Section 280G. In addition, in the event of a change in control, all the restricted stock and stock options granted pursuant to her offer letter will immediately vest.

If any payment, distribution or other benefit to Ms. Burzik, arising in connection with the terms and conditions of her offer letter would be subject to any tax under Code Section 4999, then KCI will pay Ms. Burzik an additional payment in an amount (“Gross-Up Payment”) such that, after payment by Ms. Burzik of all income and other taxes imposed on the Gross-Up Payment, she retains an amount of the Gross-Up Payment sufficient to pay the excise tax imposed on the payment.

Under Ms. Burzik’s offer letter, “Good Reason” generally means the occurrence of any of the following without her prior written consent: (i) a material reduction of her authorities, duties, or responsibilities as an executive officer or director of KCI, provided that following a change in control, it shall be considered Good Reason if she determines, in good faith, that she cannot continue her duties as Chief Executive Officer of KCI; (ii) KCI’s requiring her to be based at a location in excess of fifty miles from KCI’s headquarters in San Antonio; (iii) a material reduction of her base salary or target bonus percentage as in effect from time to time; (iv) the failure of KCI to obtain a satisfactory agreement from any successor company to assume and agree to perform KCI’s obligations under her offer letter and deliver a copy thereof to her; or (v) the failure of the Board to nominate or re-nominate her to serve on the Board.

Under Ms. Burzik’s offer letter, “Cause” generally means conduct involving one or more of the following: (i) the substantial and continuing failure to render services to KCI or any subsidiary or affiliate, provided that KCI or any subsidiary or affiliate provides her with adequate notice of such failure and, if such failure is capable of cure, she fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) an indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between her, on the one hand, and KCI or any subsidiary or affiliate on the other hand or a material breach of any material Company policy.

Colleran Employment Agreement. Under Ms. Colleran’s employment agreement, in the event she is terminated by the Company without “Cause,” or if she terminates her employment for “Good Reason,” she is eligible for the following severance pay and benefits: (i) a pro rata bonus (based upon the greater of the prior year’s annual bonus or the target bonus for the year of termination), pro-rated based on the number of days she was employed during the year of termination and payable in a lump sum; (ii) payment in the amount of 12 months base salary, (iii) a retention bonus (to the extent not previously paid), and (iv) 12 months of subsidized COBRA coverage and an additional six months of COBRA coverage at the Company’s sole expense.

Under the terms of her employment agreement, beginning May 19, 2010, Ms. Colleran will be entitled to the following severance pay and benefits if she is terminated by the Company without “Cause,” or if she terminates her employment for “Good Reason”: (i) a payment in the amount of her then-current annual target bonus (or two times this amount if such termination occurs with 24 months of a change in control); (ii) payment in the amount of 12 months base salary (or 24 months if such termination occurs with 24 months of a change in control); and (iii) 12 months of subsidized COBRA coverage and an additional six months of COBRA coverage at the Company’s sole expense.

In the event Ms. Colleran is terminated as a result of her death or disability, she will be entitled to a pro rata bonus (based upon the greater of the prior year’s annual bonus or the target bonus for the year of termination), pro-rated based on the number of days she was employed during the year of termination and payable in a lump sum, and if such termination occurs prior to May 19, 2010, she will also be entitled to a pro rata portion of a retention bonus (to the extent not previously paid).

Ms. Colleran may also receive compensation equal to two times her then-prevailing base salary and target bonus in the event her employment is terminated at or after a change in control. Pursuant to Ms. Colleran’s employment agreement, if it is determined that any payments to her would be subject to the excise tax under Code Section 4999 in the event of a change in control, she is subject to a “Better After Tax” provision. This “Better After Tax” provision reduces Ms. Colleran’s change in control payments if she would receive more on an after tax basis due to the reduction. Otherwise, Ms. Colleran’s change in control payments are not reduced and she is subject to the excise tax. Ms. Colleran’s employment agreement does not provide any gross-up payment for the excise tax.

Under Ms. Colleran’s employment agreement, “Cause” generally means her (i) conviction of, guilty plea to or confession of guilt of a felony or a criminal act involving moral turpitude, (ii) commission of a fraudulent, illegal or dishonest act in respect of LifeCell or its successors, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious to the business, operations or reputation of LifeCell or its successors (monetarily or otherwise), (iv) material violation of LifeCell’s policies or procedures in effect from time to time, provided that to the extent the violation is subject to cure, she will have a reasonable opportunity to cure the violation after written notice thereof, (v) material failure to perform her duties as assigned from time to time, provided that to the extent the failure is subject to cure, she will have a reasonable opportunity to cure the non-performance after written notice, (vi) breach of the terms of her restrictive covenants, or (vii) other material breach of her representations, warranties, covenants and other obligation under the employment agreement, provided that to the extent the breach of a covenant or other obligation is subject to cure, she will have a reasonable opportunity to cure the breach after written notice.

Under Ms. Colleran’s employment agreement, “Good Reason” generally means (i) the failure of LifeCell, without Ms. Colleran’s consent, to pay any amounts due to her or to fulfill any other material obligations under the agreement, other than failures that are remedied by LifeCell within 30 days after receipt of written notice; (ii) action by LifeCell that results in a material diminution, without Ms. Colleran’s consent, in her duties and responsibilities (other than isolated actions not taken in bad faith and that are remedied by LifeCell within 30 days after receipt of written notice); (iii) any material decrease in Ms. Colleran’s annual base salary; or (iv) any move of the offices of LifeCell without Ms. Colleran’s consent, such that she would be required to commute more than 25 miles more each way than she commutes immediately prior to the relocation.

Executive Retention Agreements. The Company has entered into Executive Retention Agreements with each of Messrs. Landon, Genau, and Seidel. Each of the Executive Retention Agreements provides that if the executive is terminated without “Cause” or resigns for “Good Reason,” then the executive is eligible for a severance payment in the amount of his or her annual base salary and annual target bonus, and reimbursement of COBRA premiums for up to 12 months following the date of such termination. Alternatively, if the executive is terminated without Cause or resigns for Good Reason within 24 months following a change in control, the executive is eligible for a severance payment amount of two times the sum of his or her base salary and annual target bonus, and reimbursement of COBRA premiums for up to 18 months.

Under the Executive Retention Agreements, “Good Reason” generally means the occurrence of any of the following: (i) the material reduction of the executive’s duties and/or responsibilities, which is not cured within 30 days after the executive provides written notice to the Company; provided, however, it shall not be considered Good Reason if, upon or following a change in control, the executive’s duties and responsibilities remain the same as those prior to the change in control but the executive’s title and/or reporting relationship is changed; (ii) the material reduction of the executive’s base salary (which is not cured within 30 days after the executive provides written notice), other than across-the-board decreases in base salary applicable to all executive officers of the Company; or (iii) the relocation of the executive to a business location in excess of 50 miles from the Company’s headquarters in San Antonio (which is not cured within 30 days after the executive provides written notice).

Under the Executive Retention Agreements, “Cause” generally means conduct involving one or more of the following: (i) the substantial and continuing failure of the executive to render services to the Company or any subsidiary or affiliate in accordance with the executive’s obligations and position with the Company, subsidiary or affiliate; provided that the Company or any subsidiary or affiliate provides the executive with adequate notice of such failure and, if such failure is capable of cure, the executive fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the executive’s indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between the executive and the Company or between the executive and any subsidiary or affiliate of the Company or a material breach of any Company policy.

2008 Omnibus Stock Incentive Plan. The 2008 Omnibus Stock Incentive Plan provides that, if within 24 months following a change in control, the participant’s employment is terminated by the Company other than for “Cause,” then (i) all outstanding time-based awards will vest and all restrictions on such awards will lapse, and (ii) all outstanding performance-based awards will vest as if target performance has been achieved and all restrictions on such awards will lapse as if target performance has been achieved. Additionally, for equity grants to employees made pursuant to the 2008 Omnibus Stock Incentive Plan award agreements, all outstanding options, shares of restricted stock and restricted stock units immediately vest upon death or disability.

Under the 2008 Omnibus Stock Incentive Plan, “Cause” generally means (x) in the case of a participant who has an employment agreement with the Company or an affiliate that contains a definition of “cause” or any similar term or phrase, the meaning set forth in the agreement unless otherwise provided in an award agreement; and (y) in the case of a participant who does not have such an employment agreement, conduct involving one or more of the following: (i) the participant’s substantial and continuing failure to render services to the Company or an affiliate in accordance with the participant’s obligations and position; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the participant’s indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement, or a felony; or (iv) a material breach of (a) the terms of an agreement between the participant and the Company or an affiliate, or (b) any Company policy.

2004 Equity Plan. The 2004 Equity Plan provides that, upon the occurrence of a change in control, all outstanding equity awards will become immediately vested unless such awards are either assumed or an equitable substitution is made therefor. In addition, if, within 24 months following a change in control, the participant’s employment or service with the Company, any subsidiary or affiliate thereof, or any successor to any of the foregoing is terminated by the Company other than for “Cause,” then all outstanding equity awards held by such participant shall immediately vest. Additionally, Ms. Burzik has been granted certain options that provide for immediate vesting if there is a change in control, or if she is terminated by the Company other than for “Cause” (as defined below) or she terminates her employment for “Good Reason” (as defined in her employment agreement); and Mr. Seidel has been granted certain options that provide for immediate vesting if he is terminated by the Company other than for “Cause.”

Under the 2004 Equity Plan, “Cause” generally means, unless a participant has an employment agreement with the Company or an affiliate that contains a definition of “cause” or any other similar term or phrase, in which case “Cause” has the meaning set forth in such agreement, or unless otherwise provided in an award agreement, conduct involving one or more of the following: (i) the substantial and continuing failure of the participant to render services to the Company or an affiliate in accordance with the participant’s obligations and position, provided that the Company or an affiliate provides the participant with adequate notice of the failure and, if the failure is capable of cure, the participant fails to cure the failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the participant’s indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between the participant, on the one hand, and the Company or an affiliate on the other hand or a material breach of any material Company policy.

Management Equity Plan. The 1997 Management Equity Plan provides that in the event of a participant’s termination by reason of death, disability or retirement, all outstanding equity awards held by such participant under the plan shall immediately vest.

Executive Benefits and Payments Upon Termination Table

The following table shows the potential payments to our named executive officers under existing agreements, plans or other arrangements for various scenarios involving a change in control or termination of employment, in each case assuming the termination date was December 31, 2009, and where applicable using the closing price of our common stock of $37.65 on that date.

Name	Good Reason Termination ($)	Involuntary Not for Cause Termination ($)	Change in Control(1) ($)	Termination Following a Change in Control(2) ($)	Termination Due to Death or Disability ($)
Catherine M. Burzik
Severance	3,549,000	3,549,000	—	5,323,500	3,549,000
Accelerated Vesting of Long-Term Incentives	303,780	303,780	303,780	5,660,985	5,189,175
Tax Gross-Up(3)	—	—	—	2,759,521	—
COBRA premium reimbursements(4)	17,829	17,829	—	17,829	17,829

Total	3,870,609	3,870,609	303,780	13,761,835	8,756,004
Martin J. Landon
Severance	756,000	756,000	—	1,512,000	—
Accelerated Vesting of Long-Term Incentives	—	—	—	1,927,678	1,660,890
COBRA premium reimbursements(4)	14,391	14,391	—	21,586	—

Total	770,391	770,391	—	3,461,264	1,660,890
Michael C. Genau
Severance	669,667	669,667	—	1,339,334	—
Accelerated Vesting of Long-Term Incentives	—	—	—	3,172,950	3,172,950
COBRA premium reimbursements(4)	14,391	14,391	—	21,586	—

Total	684,058	684,058	—	4,533,870	3,172,950
Lisa N. Colleran
Severance	1,134,100	1,134,100	—	1,849,600	736,600
Accelerated Vesting of Long-Term Incentives	—	—	—	1,821,600	1,821,600
COBRA premium reimbursements(4)	17,829	17,829	—	17,829	—

Total	1,151,929	1,151,929	—	3,689,029	2,558,200
Stephen D. Seidel
Severance	683,100	683,100	—	1,366,200	—
Accelerated Vesting of Long-Term Incentives	—	27,450	—	2,014,439	1,817,680
COBRA premium reimbursements(4)	14,391	14,391	—	21,586	—

Total	697,491	724,941	—	3,402,225	1,817,680

(1)	This column assumes that long-term incentives were assumed by a successor corporation.

(2)	This column excludes any benefit the executive would also be entitled to receive upon the occurrence of a change in control as disclosed in the column immediately to the left.

(3)	This amount was calculated with the following assumptions: a 20% excise tax rate, a 35% federal income tax rate, a 1.45% Medicare tax rate, and a 0% Texas state income tax rate.

(4)	This amount is based on the estimated annual cost of health care premiums to KCI, and represents the maximum potential reimbursement amount.

2009 Director Compensation Table

The following table provides information concerning the compensation of the non-employee members of the Board of Directors for 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Ronald W. Dollens	99,500	199,976	200,034	—	499,510
James R. Leininger, M.D.(2)	58,500	99,975	100,017	106,956	365,448
John P. Byrnes	69,000	99,975	100,017	—	268,992
Craig R. Callen	63,000	99,975	200,016	—	362,991
Woodrin Grossman	92,000	99,975	100,017	—	291,992
Harry R. Jacobson, M.D.	75,000	99,975	100,017	—	274,992
Carl F. Kohrt, Ph.D.	63,000	99,975	200,016	—	362,991
David J. Simpson	75,000	99,975	100,017	—	274,992
C. Thomas Smith	92,000	99,975	100,017	—	291,992
Donald E. Steen	86,500	99,975	100,017	—	286,492

(1)

The columns “Stock Awards” and “Option Awards” indicate the aggregate grant date fair value in the year the awards were granted, computed in accordance with FASB ASC Topic 718. For a discussion on valuation assumptions, please see Note 1(u) to the 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)

All other compensation for Dr. Leininger consists of $106,956 of costs incurred by KCI on behalf of Dr. Leininger associated with office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas.

Director Compensation

KCI uses a combination of cash and equity-based incentives to attract and retain qualified candidates to serve on the Board of Directors. Total compensation is determined by the Board of Directors, based upon market analyses obtained by the Board of Directors from the compensation consultant.

Under KCI’s director compensation policy, employee-directors are not provided additional compensation. The following table provides information regarding the annual cash compensation payable to each outside director in 2009 and 2010 pursuant to the KCI director compensation policy:

Director Compensation
Annual cash retainer	$45,000
Additional retainer for Chairperson of the Board	$35,000
Additional retainer for Chairperson of the Audit and Compliance Committee	$20,000
Additional retainer for Chairperson of the Compensation Committee	$20,000
Additional retainer for Chairperson of all other committees	$10,000
Meeting fee (for each non-quarterly Board or committee meeting attended)	$1,500

The KCI director compensation policy provides that each outside director will receive an annual grant of stock options with a Black-Scholes calculated value equal to approximately $100,000, or $200,000 for the Chairperson of the Board. In addition, each outside director will also receive an annual grant of restricted stock approximately equal in value to $100,000 as of the date of grant, or $200,000 for the Chairperson of the Board. If a new outside director is appointed to the Board at any time other than at an annual meeting of shareholders, such director will receive the annual stock option grant described above. However, with the unanimous approval of the

Board, an initial grant to a new outside director may differ. Messrs. Callen and Kohrt were each granted an initial grant as new outside directors in 2009. During 2009, aggregate stock options and restricted stock granted to outside directors totaled 112,017 shares and 43,693 shares, respectively.

KCI also bears the expense of office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas for Dr. James R. Leininger, founder of KCI and Chairman Emeritus of the Board of Directors. The total amount of expenses borne by KCI in this regard for 2009 was $106,956. This amount is included within All Other Compensation within the 2009 Director Compensation Table.

The 2003 Non-Employee Directors Stock Plan became effective on May 28, 2003, and was amended and restated on November 9, 2004, November 15, 2005, November 28, 2006 and December 4, 2007 (the “Director Plan”). In May of 2008, upon shareholder approval of the 2008 Omnibus Stock Incentive Plan, the Board of Directors determined that no new equity grants would be made under the Director Plan. Equity awards to directors are now made under the 2008 Omnibus Stock Incentive Plan. The exercise price of stock options granted under each plan is equal to the closing price of our common stock on the date that such stock option is granted. Stock options granted to non-employee directors generally vest and become exercisable incrementally over a period of three years. The right to exercise a stock option granted under the Director Plan terminates seven years after the grant date, unless sooner as provided for in the plan or an award agreement, and the right to exercise a stock option granted under the 2008 Omnibus Stock Incentive Plan terminates 10 years after the grant date, unless sooner as provided for in the plan or an award agreement. In the event of a change in control or termination by reason of the director’s death or disability, stock options under each plan generally vest in full. Restricted stock grants under the Director Plan generally vest in full on the third anniversary of the date of grant, provided that if the director is terminated by reason of the director’s death or disability or fails to be re-elected to serve as a Board member, then for each full year such director served as a Board member during such three-year period, one-third (1/3) of the restricted shares would vest. Restricted stock grants under the 2008 Omnibus Stock Incentive Plan also generally vest in full on the third anniversary of the date of grant, provided that if a director fails to be re-elected to serve as a Board member, then for each full year such director served as a Board member during such three-year period, one-third (1/3) of the restricted shares would vest. In the event of a termination by reason of the director’s death or disability, restricted stock grants under the 2008 Omnibus Stock Incentive Plan would vest in full. In the event of a change in control, the restricted stock grants under each plan would vest in full.

Supplemental Schedule of Equity Awards Outstanding for Directors at Year End 2009

Name	Stock Options – Number of Securities Underlying Unexercised Options (#)	Stock Awards – Number of Shares of Stock That Have Not Vested (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)
Ronald W. Dollens	51,923	16,507	30,626	21,297
James R. Leininger, M.D.	31,306	8,252	20,657	10,649
John P. Byrnes	33,365	8,252	22,716	10,649
Craig R. Callen	17,547	3,972	3,674	13,873
Woodrin Grossman	28,056	8,252	17,407	10,649
Harry R. Jacobson, M.D.	33,365	8,252	22,716	10,649
Carl F. Kohrt, Ph.D.	17,547	3,972	3,674	13,873
David J. Simpson	33,365	8,252	22,716	10,649
C. Thomas Smith	33,365	8,252	22,716	10,649
Donald E. Steen	28,365	8,252	17,716	10,649

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Audit and Compliance Committee of the Board of Directors

The Audit and Compliance Committee of the Board of Directors oversees KCI’s financial reporting process on behalf of the Board of Directors. We meet with management and KCI’s independent auditors throughout the year and report the results of our Committee’s activities to the Board of Directors. In accordance with the Committee’s responsibilities set forth in the committee charter, the Committee has done the following:

We have reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and Ernst & Young LLP, the independent auditors. As part of our review, we discussed significant accounting policies applied by KCI in its financial statements, as well as any alternative treatments.

We discussed with Ernst & Young LLP the matters covered by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audit performed by Ernst & Young LLP.

We received the written disclosures and the letter from Ernst & Young LLP confirming its independence as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with Ernst & Young LLP its independence. We also considered the non-audit services provided by Ernst & Young LLP to KCI, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. We met with the internal auditors and Ernst & Young LLP at each regularly scheduled quarterly meeting, both with and without management present. Our discussions included the results of their respective examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We appointed Ernst & Young LLP to audit the Corporation’s financial statements for 2010, subject to shareholder ratification of that appointment. Based on the reviews and discussions referred to above, in reliance on management and Ernst & Young LLP, and subject to the limitations of our role described below, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009.

We rely on management and the independent auditors in carrying out our responsibilities. Management is responsible for the preparation and fair presentation of KCI’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing KCI’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with U.S. generally accepted accounting principles. In addition, the independent auditors are responsible for auditing KCI’s internal controls over financial reporting and for expressing an opinion on the effectiveness of internal controls over financial reporting. The independent auditors informed us they performed their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

Submitted by The Audit and Compliance Committee of the Board of Directors:

Woodrin Grossman, Chairman

John P. Byrnes

Harry R. Jacobson, M.D.

David J. Simpson

C. Thomas Smith

Principal Accounting Fees and Services

Audit Fees

The aggregate fees billed by Ernst & Young LLP, our independent auditors, for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, audits of internal controls, the reviews of the consolidated financial reports included in our Quarterly Reports on Form 10-Q and statutory audits, in each case, for each of the years ended December 31, 2009 and 2008 amounted to approximately $2.2 million.

Audit Related Fees

No audit related fees were billed for the year ended December 31, 2009. The aggregate fees billed by Ernst & Young LLP for assurance and other services reasonably related to the performance of the audit or review of our financial statements (other than those described above under “Audit Fees”) for the year ended December 31, 2008 amounted to approximately $171,000. Such services consisted of due diligence consultation.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2009 and 2008 amounted to approximately $395,000 and $833,000, respectively. Such services consisted of tax planning, transaction support and compliance.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for services other than those described above under “Audit Fees,” “Audit Related Fees” and “Tax Fees” for each of the years ended December 31, 2009 and 2008 amounted to approximately $2,000. Such services consisted of online research support.

Audit and Compliance Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors require that all engagements for services by Ernst & Young LLP or other independent auditors be subject to prior approval by the Audit and Compliance Committee. For audit services, the auditor must provide the Audit and Compliance Committee with an audit plan, no later than May 31 of each year, which outlines the scope of the audit services proposed to be performed during the fiscal year, along with a fee estimate. If approved by the Audit and Compliance Committee, the audit plan is formally accepted by the Audit and Compliance Committee at a regularly scheduled meeting. For non-audit services, our management must submit to the Audit and Compliance Committee for approval, no later than May 31 of each year, the list of non-audit services that it recommends the auditor be engaged to provide that year, along with a fee estimate for the services. The Audit and Compliance Committee will review, and at its sole discretion, approve, a list of services along with fees for such services. The Audit and Compliance Committee is to be informed routinely by management and the auditor as to the non-audit services actually provided by the auditor pursuant to the pre approval process.

Additionally, the Audit and Compliance Committee has delegated to its Chairman the authority to amend or modify the list of approved, permissible, non audit services and fees for which estimated fees do not exceed $50,000. The Chairman will report any such action taken to the Audit and Compliance Committee at its next meeting.

All services provided by Ernst & Young LLP and the related fees set forth above were unanimously approved by the Audit and Compliance Committee in accordance with the pre-approval procedures described above, and were deemed not incompatible with maintaining Ernst & Young LLP’s independence.

Certain Relationships and Related Transactions

Review, Approval and Ratification of Transactions with Related Persons

KCI’s Codes of Conduct provide the Company’s written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families that create or appear to create an actual or potential conflict of interest.

The Directors’ Code of Business Conduct and Ethics prohibits directors from taking for themselves personally an opportunity that is discovered through the use of Company property, information or position without the consent of the Board of Directors. It also requires directors to disclose to the Audit and Compliance Committee actual or potential conflicts of interest. The policy generally does not provide a blanket prohibition on the use of an opportunity or a conflict of interest, but instead requires disclosure to the Board or a designated committee for further review and appropriate action by the Board of Directors.

The Code of Ethics for Chief Executive and Senior Financial Officers requires designated officers to comply with the laws that govern the conduct of the Company’s business and to report suspected violations. It requires these officers to promote compliance with the Company’s policy to make full and accurate disclosure in the documents filed with the SEC and also requires disclosure of a conflict of interest to the Audit and Compliance Committee.

The KCI Code of Conduct for Ethical Business Practices details numerous obligations for all Company employees relating to (a) responsibilities to the organization, (b) fair dealing, (c) antitrust laws, (d) responsibilities to other employees, (e) interacting with the government, (f) international business, and (g) healthcare laws.

It is not possible to describe the many types of transactions covered by these policies meaningfully. The policies are intended to cover significant transactions such as contracts, investments, purchase orders or acquisitions or divestitures between the Company and its officers and directors or their affiliates.

Information about KCI’s Codes of Conduct, independent directors, independence criteria and other corporate governance matters is available in this Proxy Statement under the heading “Corporate Governance and Board of Directors Matters,” above, and is also available on our website at www.kci1.com.

Related Transactions

Dr. Leininger, together with his affiliates, owns greater than 5% of our outstanding common stock as of March 31, 2010. Dr. Leininger is a current director of KCI and Chairman Emeritus of the Board of Directors. KCI provides Dr. Leininger with office space and administrative assistance at its corporate headquarters.

The shareholder agreement among KCI, Dr. Leininger and his related parties, and certain other parties was amended and restated in January 2005. Under the amended shareholder agreement, we are required to file a shelf registration statement permitting the continuous resale of securities from time to time upon written request. We are also required to indemnify Dr. Leininger and others for designated liability under the securities laws.

A member of our Board of Directors, Harry R. Jacobson, M.D., previously served as the Vice Chancellor for Health Affairs of Vanderbilt University, with which we conduct business on a limited basis. During fiscal years 2009, 2008 and 2007, we recorded revenue of approximately $1.3 million, $1.3 million and $1.5 million, respectively, for AHS and TSS products billed to Vanderbilt University. In addition, following our acquisition of LifeCell, we recorded revenue of approximately $2.0 million and $1.2 million for sales of LifeCell products to Vanderbilt University during 2009 and 2008, respectively.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

Additional Information

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process of “householding” potentially provides extra convenience for shareholders and cost savings for companies. KCI and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to American Stock Transfer and Trust Company at 59 Maiden Lane, New York, New York 10038, or by calling 1-800-937-5449.

Copies of our 2009 Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have been included within the package of materials sent to you.

KINETIC CONCEPTS, INC. 8023 VANTAGE DR. SAN ANTONIO, TX 78230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M23881-P94787 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

KINETIC CONCEPTS, INC.					For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
					All	All	Except
The Board of Directors recommends that you vote FOR the following: Vote on Directors					☐	☐	☐

1.	To elect four directors to serve as Class C Directors until the 2013 Annual Meeting of Shareholders, or until their respective successors are duly elected and qualified.
Nominees:
	01)	Ronald W. Dollens	03)	John P. Byrnes
	02)	Catherine M. Burzik	04)	Harry R. Jacobson, M.D.
Vote on Proposal										For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2010.									☐	☐	☐

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted “FOR” the election of directors listed above and “FOR” the ratification of the selection of auditors.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT THESE SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐
Please indicate if you plan to attend this meeting.						☐	☐
						Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

KINETIC CONCEPTS, INC.

MAY 27, 2010

Please date, sign and mail

this proxy card in the envelope provided

as soon as possible

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
M23882-P94787

KINETIC CONCEPTS, INC. PROXY Annual Meeting of Shareholders, May 27, 2010 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of Kinetic Concepts, Inc., a Texas corporation (the “Company”), hereby appoints Martin J. Landon and John T. Bibb, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Grand Hyatt Hotel, 600 E. Market Street, San Antonio, Texas 78205 on Thursday, May 27, 2010 at 8:30 a.m., Central Time (the “Annual Meeting”), and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The undersigned hereby revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held on May 27, 2010 and the Proxy Statement.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side